Executive Version
Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

SPORTS ENTERTAINMENT ACQUISITION CORP.,

SGHC LIMITED,

SUPER GROUP (SGHC) LIMITED,

SUPER GROUP (SGHC) MERGER SUB, INC.

and

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC,

DATED AS OF APRIL 23, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

ANNEXES, EXHIBITS AND SCHEDULES

Schedule 1	Illustrative Spreadsheet

Exhibit A	Form of Exchange Agreement

Exhibit B	Form of Founder Holders Consent Letter

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement

Exhibit E	Amendment to Letter Agreement

Exhibit F	Form of Restrictive Covenant Agreement

Exhibit G	Form of Transaction Support Agreement

Exhibit H	Form of Repurchase Agreement

Exhibit I	Form of Founder Holders Deferral Agreement

Exhibit J	Equity Incentive Plan

Exhibit K	Employee Stock Purchase Plan

-iv-

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 23, 2021, by and among (i) Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), (ii) SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), (iii) Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), (iv) Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and (v) Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”). Each of SEAC, the Company, NewCo, Merger Sub and Sponsor is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

(A)          WHEREAS, (a)  SEAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) NewCo is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements, and (c) Merger Sub is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

(B)        WHEREAS, as soon as practicable following the date hereof, NewCo, the Company and the Pre-Closing Holders shall enter into a Share for Share Exchange Agreement in substantially the form attached hereto as Exhibit A (the “Exchange Agreement”) pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), the Company will undergo a pre-closing reorganization which provides for, among other things, the exchange by the Pre-Closing Holders of all issued ordinary shares of the Company for newly issued NewCo Common Shares;

(C)         WHEREAS, on the Closing Date, Merger Sub will merge with and into SEAC (the “Merger”), with SEAC continuing as the surviving company (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in this Agreement;

(D)         WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code and, (ii) taken together, the exchange of shares of the Company for NewCo Common Shares pursuant to the Pre-Closing Reorganization and the Merger will qualify as an exchange under Section 351 of the Code (the “Intended 351 Treatment”), (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) it is intended that NewCo shall not be treated as a domestic corporation under Section 7874(b) of the Code (collectively, the “Intended Tax Treatment”);

(E)        WHEREAS, as of the date hereof, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in SEAC’s Certificate of Incorporation or otherwise with respect to the shares of SEAC Class B Common Stock held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, a Founder Holders Consent Letter entered into contemporaneously with the execution and delivery of this Agreement, by and between the Founder Holders, NewCo, the Company and SEAC, in the form attached hereto as Exhibit B (the “Founder Holders Consent Letter”);

(F)        WHEREAS, immediately prior to the Merger Effective Time, each share of SEAC Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the SEAC A&R Certificate of Incorporation into one share of SEAC Class A Common Stock, as more fully set forth in, and subject to the terms and conditions of, the Founder Holders Consent Letter;

(G)         WHEREAS, simultaneously with the Closing, NewCo, the Company, SEAC, the Founder Holders and the Pre-Closing Holders will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and Lock-Up Agreements substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”);

(H)          WHEREAS, simultaneously with the Closing and in connection with the execution of the Lock-Up Agreements by the Founder Holders, SEAC, PJT, Sponsor and the Founder Holders will enter into an Amendment to that certain Letter Agreement, dated as of October 6, 2020, by and among SEAC, Sponsor, PJT and the Founder Holders in the form attached hereto as Exhibit E (the “Amendment to the Letter Agreement”);

(I)          WHERAS, simultaneously with the Closing, NewCo, Eric Grubman, and John Collins will enter into Restrictive Covenant Agreements substantially in the form attached hereto as Exhibit F (the “Restrictive Covenant Agreements”);

(J)          WHEREAS, simultaneously with the execution of this Agreement, the Company, NewCo, SEAC and the existing shareholders of the Company have entered into Transaction Support Agreements in the form attached hereto as Exhibit G (the “Transaction Support Agreements”);

(K)        WHEREAS, simultaneously with the execution of this Agreement (or following the date hereof but no later than five (5) Business Days prior to the Closing Date), NewCo, the Company and certain existing shareholders of the Company entered into (or will enter into) Share Buyback Agreements Relating to Shares in NewCo in the form attached hereto as Exhibit H, pursuant to which NewCo shall repurchase NewCo Common Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Common Share effective immediately following and conditioned upon the Closing (the “Repurchase Agreements”);

(L)         WHEREAS, simultaneously with the execution of this Agreement, NewCo, Sponsor, SEAC, Eric Grubman, John Collins and PJT shall have entered into a Founder Holders Deferral Agreement in the form attached hereto as Exhibit I, pursuant to which each Sponsor Warrant recipient shall agree to be bound by certain vesting conditions and redemption provisions with respect to the Sponsor Warrants (the “Founder Holders Deferral Agreement”);

(M)          WHEREAS, the respective boards of directors or similar governing bodies of each of SEAC, NewCo, the Company, Merger Sub and Sponsor have each unanimously approved and declared advisable the transactions contemplated hereby and in accordance with their respective applicable Laws; and

(N)          WHEREAS, in furtherance of the transactions contemplated hereby, SEAC shall provide an opportunity to its stockholders to have their shares of SEAC Class A Common Stock redeemed for consideration on the terms and subject to the conditions set forth in its Governing Documents and the Trust Agreement in conjunction with obtaining approval from the stockholders of SEAC for the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“2020 Reorganization” has the meaning set forth in Section 2.5(a)(v).

“Additional NewCo Filings” has the meaning set forth in Section 6.10(h).

“Additional SEAC Filings” has the meaning set forth in Section 6.10(h).

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, and (ii) if such Person is a trust, any trustee, nominee or beneficial owner thereof.

“Affiliated Transactions” has the meaning set forth in Section 3.23(a).

“Aggregate Stock Consideration” has the meaning set forth in Section 2.2(a).

“Aggregate Stock Consideration Shares” means a number of NewCo Common Shares equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration by (b) 10.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Amendment to the Letter Agreement” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Exchange Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Restrictive Covenant Agreements, the Founder Holders Consent Letter, the Transaction Support Agreements, the Repurchase Agreements, the Founder Holders Deferral Agreement, the Amendment to the Letter Agreement and each other agreement, document, instrument and certificate entered into, executed or delivered in connection herewith or therewith and any and all exhibits and schedules hereto and thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003 (as amended), the United Kingdom Bribery Act 2010, legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Money Laundering Regulations 2007 and Proceeds of Crime Act 2002, the Criminal Justice (Proceeds of Crime) (Bailiwick of Guernsey) Law, 1999 (as amended), and any other applicable Law related to money laundering of any jurisdictions in which any Target Company conducts business or in which any customer of the Target Companies resides, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.9(c).

“Applicable Gaming Law” means all applicable laws, statutes, regulations, approvals, orders, conditions, by-laws, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which govern the Target Companies’ gaming activities and which, in each case, have a binding legal effect.

“Assets” has the meaning set forth in Section 3.19(a).

“Available Distributable Cash” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the Pre-Closing Reorganization), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for SEAC Share Redemptions plus (b) the Cash and Cash Equivalents Balance.

“Business” means the businesses conducted by the Target Companies as of the date hereof.

“Business Combination” has the meaning ascribed to such term in the SEAC A&R Certificate of Incorporation.

“Business Combination Voting Matter” means, collectively, proposals to approve the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, Guernsey or the United Kingdom.

“Cash and Cash Equivalents” means, as of any date of determination, (a) all cash, cash equivalents (including money market accounts, money market funds and money market instruments) and marketable securities, of the Target Companies as a whole, including cash in transit and all such cash and cash equivalents held by third party processors for the Target Companies, less (b) an amount owed to customers (players) of the Target Companies, plus (c) an amount equal to the amount paid by the Target Companies for Company Transaction Expenses prior to the Closing.

“Cash and Cash Equivalents Balance” means (a) the Cash and Cash Equivalents of the Target Companies, measured as of immediately prior to the Closing, minus (b) the sum of (i) all outstanding principal amounts, plus accrued and unpaid interest, in respect of indebtedness for borrowed money of any of the Target Companies, plus (ii) all outstanding principal amounts, plus accrued and unpaid interest, of indebtedness for borrowed money of any Person for which any of the Target Companies has guaranteed payment, plus (iii) any Liabilities in respect of deferred purchase price for property with respect to which any Target Company is liable, contingently or otherwise, as obligor or otherwise for additional amounts (excluding any purchase commitments for capital expenditures or purchase commitments otherwise incurred in the Ordinary Course of Business); provided, however, that with respect to this clause (b), such amounts shall not include any obligations between or among the Company and any of the Target Companies.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (i) direct or indirect beneficial ownership of securities of NewCo representing 50% or more of the combined voting power of the then outstanding securities of NewCo, whether by acquisition, merger, consolidation, reorganization, amalgamation or other business combination, in each case, involving NewCo, however effected, other than any such transaction (or series of related transactions) in which the equity holders of NewCo as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of NewCo or the surviving Person outstanding immediately after such combination; or (ii) all or substantially all of the assets of NewCo and its Subsidiaries, taken as a whole, whether by sale of Subsidiary equity, merger, consolidation, reorganization, amalgamation or other business combination, other than such sale by NewCo or its Subsidiaries of all or substantially all of the assets of NewCo and its Subsidiaries, taken as a whole, to an entity in which at least a majority of the combined voting power of the voting securities of such entity prior to such transaction are owned by stockholders of NewCo in substantially the same proportion as their ownership of the voting securities of NewCo immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 20-F” has the meaning set forth in Section 6.10(i).

“Closing Press Release” has the meaning set forth in Section 6.10(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as may be amended from time to time.

“Company Certificate” has the meaning set forth in Section 2.2(e).

“Company Common Shares” means the ordinary shares of no par value of the Company.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to SEAC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Target Companies or under or with respect to which any of the Target Companies has any Liability; provided, however, that the term “Company Employee Benefit Plan” shall not include any benefit or compensation plan, fund, program, policy, agreement or arrangement that is sponsored, maintained or administered by a Governmental Entity.

“Company Equity Value” means an amount equal to four billion, seven hundred and fifty million dollars ($4,750,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.3, and Section 3.14.

“Company Required Approval” has the meaning set forth in Section 3.1.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means (a) only to the extent a Target Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the Target Companies (or their equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s or NewCo’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by any Target Company, its officers or directors or any of their respective Affiliates in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of the Company’s shareholders against any Target Company or against their directors or officers shall not in any event be deemed Company Transaction Expenses; (b) fifty percent (50%) of all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required; and (c) any Liability of the Target Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Target Companies solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes payable by a Target Company with respect thereto.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Competing Buyer” has the meaning set forth in Section 6.15.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Target Company, which upon consummation thereof, would (x) result in any Target Company becoming a public company, or (y) which would materially impede, materially interfere with or prevent the transactions contemplated hereby, or any agreement to make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, amalgamation, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Target Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or materially delay the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Target Company (excluding any such sale between or among the Target Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Target Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (f), either in one or a series of related transactions, where such transaction is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party).

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between SEAC and the Company, dated as of January 12, 2021.

“Contract” means any written or oral contract, agreement, license or Lease.

“Cooley” has the meaning set forth in Section 8.15(a)(i).

“COVID-19” means the 2020 novel Coronavirus.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 8.6.

“Data Security Requirements” means all Laws applicable to any Target Company regarding the confidentiality, availability and integrity of the IT Assets and the data thereon.

“DGC Agreement” means that certain Agreement relating to the share capital of Digital Gaming Corporation Limited between SGHC Limited and Charles Bernitz, dated April 7, 2021.

“DGCL” has the meaning set forth in Section 2.1(b)(i).

“Disclosure Letters” means SEAC’s Disclosure Letter and the Company Disclosure Letter.

“Earnout Period” means the time period between the date hereof and the five (5)-year anniversary of the Closing Date.

“Earnout Shares” has the meaning set forth in Section 2.2(b)(i).

“Eligible Use” has the meaning set forth in Section 2.2(c)(i).

“Equity Incentive Plan” has the meaning set forth in Section 6.4(a).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” has the meaning set forth in Section 6.4(b).

“Example Pro Forma Calculations” means the example pro forma calculations included in the Illustrative Spreadsheet attached hereto as Schedule 1, which have been prepared in full and complete accordance with the definitions contained herein and, notwithstanding anything herein to the contrary and for the avoidance of doubt, shall be used for illustrative purposes only.

“Exchange Agent” has the meaning set forth in Section 2.1(d)(i).

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Ratio” means a fraction equal to (i) (a) the Aggregate Stock Consideration divided by (b) ten (10), divided by (ii) the aggregate number of Company Common Shares held by all Pre-Closing Holders immediately prior to the Pre-Closing Reorganization.

“Executives” means Neal Menashe, Richard Hasson, and Alinda van Wyk.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) any trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect to any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Founder Holders” means each of Sponsor, Natara Holloway, and Timothy Goodell.

“Founder Holders Consent Letter” has the meaning set forth in the Recitals.

“Founder Holders Deferral Agreement” has the meaning set forth in the Preamble.

“Founder Share” means each share of SEAC Class B Common Stock held by the Founder Holders.

“Fraud” means actual and intentional Delaware common law fraud committed by a Party with respect to the making of the representations and warranties set forth in this Agreement.

“Gaming Regulatory Authority” means the competent Governmental Entity in any jurisdiction regulating online or mobile gambling, casino gaming, horse racing, sports betting, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the Target Companies Relevant Licenses, or similar Governmental Entities having authority over the Target Companies or their operations by virtue of Applicable Gaming Law.

“GCERs” has the meaning set forth in Section 2.5(a)(vi).

“Governing Documents” means (a) in the case of a corporation or limited company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of incorporation (as applicable); (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement or memorandum and articles of incorporation (as applicable); or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity, (ii) any political party, political party official, or political party employee, (iii) any candidate for public or political office, (iv) any royal or ruling family member, or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations or the European Union.

“Guernsey” means the Island of Guernsey.

“Guernsey Companies Law” means the Companies (Guernsey) Law 2008 (as amended).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IASB” means the International Accounting Standards Board.

“IASB Financial Statements” has the meaning set forth in Section 6.10(j).

“IFRS” means the International Financial Reporting Standards or International Accounting Standards issued or adopted by the IASB (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.

“Illustrative Spreadsheet” has the meaning set forth in Section 2.1(a)(iii).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with IFRS or U.S. GAAP, as applicable; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional amounts (excluding any purchase commitments for capital expenditures or purchase commitments otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Target Companies, ‘Indebtedness’ shall not include any Indebtedness between or among the Company and any of its Subsidiaries that are directly or indirectly wholly-owned by the Company or NewCo.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) internet domain names and rights of publicity and in social media usernames, handles, and accounts, (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith, (e) all design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in Software.

“Intended 351 Treatment” has the meaning set forth in the Recitals.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means (i) the Executives, (ii) the Pre-Closing Holders, (iii) in the case of any Pre-Closing Holder that is an entity, any direct or indirect controlling equityholder of such Pre-Closing Holder or any of its respective Affiliates (other than any Target Company), and (iv) in the case of the Executives and any Pre-Closing Holder that is an individual, any Family Member or Affiliate of such Executive or Pre-Closing Holder (other than any Target Company).

“IRS” has the meaning set forth in Section 3.8(l).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned or licensed by any of the Target Companies or outsourced or used in the operation of any of the Target Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of SEAC” or phrases of similar import means the actual knowledge of the SEAC Executives.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, policies and rulings of a Governmental Entity, including common law (and, for the avoidance of doubt, Applicable Gaming Law). All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires. All references to “applicable Law”, “Laws applicable” and similar phrases shall mean those Laws to which the Target Companies are subject.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Target Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.1(d)(ii).

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lock-up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means the date which is two (2) years prior to the date hereof.

“Malta Licensee” means those Target Companies holding licenses issued by the MGA.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Entity” means the entities listed on Section 3.3(a) of the Company Disclosure Letter.

“Material Sponsorships” means the top ten (10) counterparties that have granted to the Target Companies advertising, sponsorship, promotional or hospitality rights held by such counterparty taken as a whole, based on the budgeted and anticipated expenses (as reasonably determined by the Company) to be incurred by the Target Companies, taken as a whole, as of the date hereof.

“Material Suppliers” means the top five (5) suppliers taken as a whole, based on the budgeted and anticipated expenses (as reasonably determined by the Company) to be incurred by the Target Companies, taken as a whole, as of the date hereof.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Documents” has the meaning set forth in Section 2.1(b)(ii).

“Merger Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“MGA” means the Malta Gaming Authority.

“Minimum Cash” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the Pre-Closing Reorganization), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less (b) amounts required for the SEAC Share Redemptions.

“NewCo” has the meaning set forth in the Preamble.

“NewCo Articles of Incorporation” means the Articles of Incorporation of NewCo, as may be amended from time to time.

“NewCo Board” means the board of directors of NewCo.

“NewCo Change-of-Control Applications” means the applications to be filed by the Target Companies with the UKGC (under section 102(2)(b) of the Gambling Act 2005) and MGA (under Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) requesting the approval of NewCo as a controller of the Target Companies.

“NewCo Common Shares” means the ordinary shares of no par value of NewCo.

“NewCo Governing Documents” has the meaning set forth in Section 6.14.

“NewCo Memorandum of Incorporation” means the Memorandum of Incorporation of NewCo, as amended from time to time.

“NewCo Parties” has the meaning set forth in Section 8.2(a).

“NewCo Post-Closing Representation” has the meaning set forth in Section 8.15(a)(i).

“NewCo SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by NewCo with the SEC, including the Registration Statement, Additional NewCo Filings and the Closing Form 20-F, and all amendments, modifications and supplements thereto.

“NewCo Sponsor Warrant” has the meaning set forth in Section 2.1(c)(iv).

“NewCo Warrant” has the meaning set forth in Section 2.1(c)(iv).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Ogier” has the meaning set forth in Section 8.15(b)(i).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice (including, with respect to cash management and the management of working capital, the payment of accounts payable, other accrued expenses and all applicable Taxes specifically related to gaming, corporate and VAT, consistent with past practice), and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned by any of the Target Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Target Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.18(b).

“Permitted Affiliate Transactions” means any item set forth on Section 1.1(a) of the Company Disclosure Letter.

“Permitted Liens” means: (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the Target Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof on the books and records); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Target Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on Section 1.1(b)  of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means, as the context requires, “personal data”, “personally identifiable information”, or any other equivalent and applicable definition of information relating to an identified or identifiable natural Person under, and as defined in, any applicable Privacy Laws.

“PJT” means PJT Partners Holdings LP.

“Pre-Closing Holder” means (i) prior to the consummation of the Pre-Closing Reorganization, a holder of ordinary shares in the Company, and (ii) following the consummation of the Pre-Closing Reorganization and immediately prior to the Merger Effective Time (and for avoidance of doubt, prior to giving effect to the Merger), a holder of NewCo Common Shares issued as a result of the Pre-Closing Reorganization.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a)(iii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.12(b).

“Privacy Contracts” means all Contracts between any Target Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws applicable to any of the Target Companies pertaining to the privacy, security, protection of or the Processing of Personal Information by or on behalf of any of the Target Companies including but not limited to, in each case if (and to the extent) applicable, the General Data Protection Regulation (EU) 2016/679, (GDPR), the Data Protection (Bailiwick of Guernsey) Law, 2017, the United Kingdom’s Data Protection Act 2018, the California Consumer Privacy Act (as amended), Payment Card Industry Data Security Standard, the Telephone Consumer Protection Act, state data breach notification laws, and Canada’s Personal Information Protection and Electronic Documents Act.

“Privacy Requirements” means (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Information in all binding Privacy Contracts, and (c) the Target Companies’ written privacy policies relating to the Target Companies’ Processing of Personal Information.

“Proceeding” means any action, suit, charge, complaint, petition, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity, including for the avoidance of doubt, a Gaming Regulatory Authority.

“Process” or “Processing” means any operation or set of operations performed on Personal Information or sets of personal data, including the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, organization, processing, adaptation, alteration, recording, distribution, transfer, transmission, receipt, import, export, retrieval, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal, erasure, destruction or disclosure or other activity regarding Personal Information (whether electronically, by automated means or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (such consent not to be unreasonably withheld, conditioned or delayed) in writing by SEAC after the date hereof, and (c) transactions contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization and any payments permitted in accordance with Section 5.1(a)(xii)), any of the following transactions:

(a)          the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Pre-Closing Holder (or if any Pre-Closing Holder transfers its shares of the Company held as of the date hereof before the Closing Date to another Interested Party, then such Interested Party) by any Target Company, other than to another Target Company and except to the extent any such dividend, distribution or return of capital is made out of Cash and Cash Equivalents prior to the Closing Date;

(b)         any payment by any Target Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Target Company, other than any such payment that is made out of Cash and Cash Equivalents prior to the Closing Date;

(c)         any (i) loan made or owed by any Target Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any Target Company to, or on behalf of, or for the benefit of, any Interested Party (except for any cash distribution or dividend paid in respect of such Interested Party’s Equity Interests in any Target Company in accordance with clause (a) or clause (b) of this definition) or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or employees of the Target Companies or are otherwise entered into on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are directors, officers, employees or independent contractors of any Target Company;

(d)          any Lien (other than those Permitted Liens in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Target Company in favor of any Interested Party;

(e)          any guarantee by any Target Company of any Liability of any Interested Party;

(f)         any discharge, forgiveness or waiver by any Target Company of any Liability owed by any Interested Party to any Target Company;

(g)          the sale, purchase, transfer, license, sublicense, covenant not to assert, or disposal of any Owned Intellectual Property that is material to any Target Company to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(h)          the sale, purchase, transfer or disposal of any material asset or right of any Target Company to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(i)          except as set forth on Section 3.14 of the Company Disclosure Letter or as included as a Company Transaction Expense, any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company to pay any financial advisor fee, investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or a reimbursement of expenses of any of the foregoing; and

(j)          any commitment or agreement to do any of the foregoing.
“Pro Rata Participation Percentage” means, for each Pre-Closing Holder, a percentage equal to (a) the total number of NewCo Common Shares issued and outstanding immediately prior to the Merger Effective Time (taking into account any repurchase by NewCo of NewCo Common Shares held by the applicable Pre-Closing Holder following the Merger Effective Time pursuant to a Repurchase Agreement as if such repurchase was made prior to the Merger Effective Time) held by the applicable Pre-Closing Holder divided by (b) the total number of NewCo Common Shares issued and outstanding immediately prior to the Merger Effective Time (taking into account all repurchases by NewCo of NewCo Common Shares following the Merger Effective Time pursuant to the Repurchase Agreements as if such repurchase was made prior to the Merger Effective Time) held by all Pre-Closing Holders.

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (a) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models, or (b) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Registered Owned Intellectual Property” means any Owned Intellectual Property which is registered.

“Registration Statement” means (a) the Proxy Statement on Schedule 14A to be filed with the SEC by SEAC in connection with the SEAC Stockholder Meeting (the “Proxy Statement”) and (b) a Registration Statement on Form F-4, which shall include the Proxy Statement, to be filed with the SEC by NewCo.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulations” has the meaning set forth in Section 2.5(a)(v).

“Regulatory Counsel” has the meaning set forth in Section 8.15(b)(i).

“Repurchase Agreement” has the meaning set forth in the Recitals.

“Repurchased Shares” means the aggregate number of NewCo Common Shares purchased by NewCo from Pre-Closing Holders pursuant to the Repurchase Agreements, in accordance with Section 2.2(c)(iv).

“Required Vote” means the approval of the SEAC Stockholder Voting Matters, at the SEAC Stockholder Meeting where a quorum is present, (a) in the case of the Business Combination Voting Matter, by the affirmative vote of holders of a majority of the outstanding SEAC Shares and Founder Shares entitled to vote on such matter and (b) in the case of each of the other SEAC Stockholder Voting Matters, by the affirmative vote of the holders of at least a majority of the votes cast by SEAC Stockholders present in person or represented by proxy at the SEAC Stockholder Meeting; provided, that the Equity Incentive Plan and the ESPP shall be excluded for purposes of this definition.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Revised Company Certificate” has the meaning set forth in Section 2.2(e).

“Ropes” has the meaning set forth in Section 8.15(b)(i).

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; the European Union Consolidated List and Annexes III, IV and V to Council Regulation (EU) 833/2014, as amended; HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions and List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any European Union member state, the Bailiwick of Guernsey or any other relevant Governmental Entity.

“SEAC” has the meaning set forth in the Preamble.

“SEAC A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of SEAC, dated as of October 1, 2020, as in effect on the date hereof.

“SEAC Balance Sheet” has the meaning set forth in Section 4.12(c).

“SEAC Board” means the board of directors of SEAC.

“SEAC Board Recommendation” has the meaning set forth in Section 6.10(m).

“SEAC Bylaws” means the bylaws of SEAC as in effect on the date hereof.

“SEAC Class A Common Stock” means the class A common stock of SEAC, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the SEAC A&R Certificate of Incorporation.

“SEAC Class B Common Stock” means the class B common stock of SEAC, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the SEAC A&R Certificate of Incorporation.

“SEAC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving SEAC and any Person other than the Target Companies; provided, that notwithstanding anything herein to the contrary, “SEAC Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than SEAC) that is Sponsor, an Affiliate of Sponsor or Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve SEAC or any assets (including, for this purpose, the Trust Account) or Equity Interests or debt securities of SEAC or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“SEAC Counsel” has the meaning set forth in Section 8.15(b)(i).

“SEAC Executives” means Eric Grubman and John Collins.

“SEAC Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, and Section 4.4 and Section 4.9.

“SEAC Governing Documents” means, at any time prior to the Closing, the SEAC A&R Certificate of Incorporation and the SEAC Bylaws.

“SEAC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of SEAC to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a SEAC Material Adverse Effect, or will be considered in determining whether a SEAC Material Adverse Effect has occurred: (a) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement and the consummation of any SEAC Share Redemptions; (b) any filing of a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any SEAC Stockholders or holders of any SEAC Warrants against SEAC or against its directors or officers alleging (i) a breach of any fiduciary duty of any director of SEAC or (ii) any claim under federal securities Laws; (c) changes in applicable Law or U.S. GAAP or the official interpretation thereof, in each case effected after the date hereof; (d) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (e) any change in the financial, banking, or securities markets; (f) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (g) any national or international political conditions in or affecting the United States; (h) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (i) any consequences arising from any action by a Party required by this Agreement (other than SEAC’s compliance with Section 5.2(a) hereof, except as a result of the failure of the Company to consent to an action following request for such consent by such Party in accordance with this Agreement); or (j) any consequences arising from any action taken (or omitted to be taken) by SEAC at the written request of the Company.

“SEAC Parties” has the meaning set forth in Section 8.2(a).

“SEAC Post-Closing Representation” has the meaning set forth in Section 8.15(b)(i).

“SEAC Preferred Shares” has the meaning set forth in Section 4.3(a).

“SEAC Public Securities” has the meaning set forth in Section 4.9.

“SEAC Public Warrants” has the meaning set forth in Section 2.1(c)(iv).

“SEAC Reserve Amount” has the meaning set forth in Section 2.2(c)(i).

“SEAC SEC Documents” has the meaning set forth in Section 4.6(a).

“SEAC SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by SEAC with the SEC, including the Proxy Statement, Additional SEAC Filings and the Signing Form 8-K, and all amendments, modifications and supplements thereto.

“SEAC Share” means a share of SEAC Class A Common Stock.

“SEAC Share Redemption” means the election of an eligible holder of SEAC Shares (as determined in accordance with the applicable SEAC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s SEAC Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable SEAC Governing Documents and the Trust Agreement), by tendering such holder’s shares of SEAC Class A Common Stock for redemption.

“SEAC Sponsor Warrants” means warrants to purchase SEAC Shares issued by SEAC to Sponsor or PJT.

“SEAC Stockholder Meeting” means a special meeting of the SEAC Stockholders to vote on the SEAC Stockholder Voting Matters.

“SEAC Stockholder Voting Matters” means, collectively, (a) the Business Combination Voting Matter, (b) adoption of the Equity Incentive Plan and the ESPP, and (c) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the SEAC Stockholders in the Proxy Statement and agreed to by SEAC and the Company.

“SEAC Stockholders” means, as of any date of determination, the holders of record of the SEAC Class A Common Stock and SEAC Class B Common Stock.

“SEAC Transaction Expenses” means (a) only to the extent SEAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by SEAC or Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence), in connection with SEAC’s initial public offering (including any deferred underwriting fees) or in connection with SEAC’s pursuit of a Business Combination with NewCo, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by SEAC, its officers or directors or Sponsor in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of SEAC Stockholders or holders of any SEAC Warrants against SEAC or against its directors or officers shall not in any event be deemed SEAC Transaction Expenses incurred by SEAC or Sponsor; (b) the Deferred Discount (as such term is defined in the Trust Agreement); (c) all fees, costs and expenses paid or payable pursuant to the Tail Policy; (d) fifty percent (50%) of all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws; (e) all Transfer Taxes; and (f) any fees, expenses or costs associated with seeking the amendment of SEAC’s outstanding warrants contemplated by Section 6.10(o).

“SEAC Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“SEAC Warrants” has the meaning set forth in Section 2.1(c)(iv).

“SEAC’s Disclosure Letter” means the Disclosure Letter delivered by SEAC to the Company concurrently with the execution and delivery of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC declares the Registration Statement effective.

“SEC Financial Statements” has the meaning set forth in Section 6.10(j).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information, including Personal Information, proprietary business and confidential information, processed by, or interference with, IT Assets that materially adversely impacts the confidentiality, integrity or availability of such information and IT Assets or would be reportable under Privacy Requirements.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Signing Form 8-K” has the meaning set forth in Section 6.10(b).

“Signing Press Release” has the meaning set forth in Section 6.10(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.16(a).

“Sponsor” has the meaning set forth in the Preamble.

“Stock Exchange” means the New York Stock Exchange (or such other exchange on which the SEAC Shares or, following the Closing, NewCo Common Shares are then listed).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Target Companies” means, collectively, NewCo, Merger Sub, the Company and the Company Subsidiaries.

“Target Companies Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, (A) a material and adverse effect upon the business, results of operations or financial condition of the Target Companies, taken as a whole or (B) the ability of the Target Companies to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (A) only, none of the following (or the effect of the following), alone or in combination, will constitute a Target Companies Material Adverse Effect, or will be considered in determining whether a Target Companies Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which the Target Companies operate; (b) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (c) changes in applicable Law or IFRS or the official interpretation thereof, in each case effected after the date hereof; (d) any failure of any Target Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Target Companies Material Adverse Effect may be taken into account in determining whether a Target Companies Material Adverse Effect has occurred); (e) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (f) any change in the financial, banking, or securities markets; (g) any strike, embargo, labor disturbance, riot, protest, cyberattack, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (h) any national or international political conditions in or affecting any jurisdiction in which the Target Companies conduct business; (i) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (j) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of SEAC to consent to an action following request for such consent by such Party in accordance with this Agreement); or (k) any consequences arising from any action taken (or omitted to be taken) by any Target Company at the written request of SEAC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (a), (c), (e), (f) and (i) may be taken into account in determining whether a Target Companies Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Target Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Target Companies operate.

“Target Companies Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Target Company or any officers, directors or employees thereof which are necessary to operate the business of the Target Companies in accordance with the Applicable Gaming Laws.

“Target Company Acquisition Target” means any business entity as to which, as of the Closing Date, any Target Company is a party to a contractual agreement to acquire such entity or substantially all of the business and/or assets of such entity.

“Target Company Acquisition Target Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Target Company Acquisition Target or any officers, directors or employees thereof which are necessary to operate the business of such Target Company Acquisition Target in accordance with Applicable Gaming Laws.

“Target Indemnified Person” has the meaning set forth in Section 6.12(a).

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license or permit, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all U.S. federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Target Company or SEAC is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Control Laws” has the meaning set forth in Section 3.24(a).

“Trading Day” means any day on which SEAC Shares or NewCo Common Shares, as applicable, are actually traded on the Stock Exchange.

“Transaction Expenses” means, collectively, the Company Transaction Expenses and the SEAC Transaction Expenses.

“Transaction Support Agreements” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Treasury Shares” has the meaning set forth in Section 2.1(c)(ii).

“Triggering Event I” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $11.50 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event I Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(A).

“Triggering Event II” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $12.50 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event II Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(B).

“Triggering Event III” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $14.00 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event III Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(C).

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by SEAC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 6, 2020, by and between SEAC and the Trustee.

“Trust Amount” has the meaning set forth in Section 4.5.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee of the Trust Account.

“UK Licensee” means the Target Company holding licenses issued by the UKGC.

“UKGC” means the United Kingdom Gambling Commission

“U.S.” means the United States of America.

“U.S. Benefit Plan” means each Company Employee Benefit Plan that is maintained by any of the Target Companies for employees who reside or work primarily in the U.S.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Target Company or the licensor of the Software or hardware components.

“VAT” means (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and (ii) outside the European Union, any similar Tax levied by reference to added value or sales.

“Waiving Parties” has the meaning set forth in Section 8.15(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Warrant Agreement” means that certain warrant agreement dated as of October 6, 2020, by and between SEAC and the Trustee.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1  Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a)          Pre-Closing Reorganization. Prior to the Closing, the following shall occur in the following order:

(i)          At least five (5) Business Days prior to the Closing Date, NewCo and the Company shall deliver to SEAC an Exchange Agreement executed by each Pre-Closing Holder in substantially the form attached hereto as Exhibit A. The Exchange Agreement shall not be amended, modified, or otherwise revised without the prior written consent of Sponsor.

(ii)           At least five (5) Business Days prior to the Closing Date (or later if SEAC’s certificate pursuant to Section 2.3(a) is not received at least seven (7) Business Days prior to the Closing Date, but in no event later than two (2) Business Days following receipt of SEAC’s certificate), NewCo and the Company shall jointly prepare and deliver to SEAC: (A) the Company Certificate described in, and prepared in accordance with, Section 2.2(e) of the Agreement; and (B) an updated Illustrative Spreadsheet as of the Closing Date. At the reasonable request of SEAC, NewCo and the Company shall provide SEAC with reasonable detailed supporting documentation used in preparing the Illustrative Spreadsheet and any additional information in its possession reasonably requested by SEAC in connection with its review of the Company Certificate and the Illustrative Spreadsheet, and shall provide SEAC with a reasonable opportunity to review and comment on such drafts and shall consider such comments in good faith.

(iii)         On the Closing Date, immediately prior to the Merger Effective Time, pursuant to the terms of the Exchange Agreement, (A) each Pre-Closing Holder shall transfer to NewCo all of the outstanding ordinary shares of the Company that are held by such Pre-Closing Holder (which in the aggregate shall be all of the issued and outstanding Equity Interests of the Company), free and clear of all Liens, and each Pre-Closing Holder shall, in exchange therefor, subscribe and be issued, in accordance with the Exchange Ratio, the number of NewCo Common Shares set forth opposite such Pre-Closing Holder’s name in the spreadsheet attached hereto as Schedule 1 (the “Illustrative Spreadsheet”), (B) each Pre-Closing Holder shall cease to be the holder of such Company Common Shares and NewCo will be recorded as the registered holder of all of the Company Common Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, that no fractional NewCo Common Shares shall be issued pursuant to the exchange of shares set forth in clause (A) above (such share exchange, the “Pre-Closing Reorganization”).  In lieu of the issuance of any such fractional share, NewCo shall aggregate the total number of NewCo Common Shares issuable to each Pre-Closing Holder in accordance with the Pre-Closing Reorganization, and then round down to the nearest whole number of NewCo Common Shares for each such Person.  The Pre-Closing Reorganization shall be approved and take place in accordance with the Company Articles of Incorporation, the NewCo Articles of Incorporation and the Guernsey Companies Law (including execution and delivery of the Exchange Agreement, share transfer forms and subscription agreements by the Pre-Closing Holders or their duly appointed attorney-in-fact).

(iv)           NewCo and the Company shall provide SEAC with drafts of all agreements, instruments and other documents to be entered into or filed in order to effect the Pre-Closing Reorganization, and will provide SEAC with a reasonable opportunity to review and comment on such drafts and shall consider such comments in good faith.

(b)          Merger.

(i)          At the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into SEAC, with SEAC as the Surviving Company, continuing as a wholly owned Subsidiary of NewCo, following the Merger and the separate existence of Merger Sub shall cease.

(ii)           Following the Closing and on the Closing Date, SEAC and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between SEAC and NewCo (the “Certificate of Merger”), along with all other documentation and declarations required in connection with the Merger, to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (collectively, the “Merger Documents”). The Merger shall become effective immediately upon the filing of the Certificate of Merger or such other time as agreed to by SEAC and Merger Sub in writing and specified in such filed Certificate of Merger (the “Merger Effective Time”).

(iii)          The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of SEAC and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of SEAC and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)          At the Merger Effective Time (subject to Section 6.12(a)), the Governing Documents of Merger Sub immediately prior to the Merger Effective Time shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)          At the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(c)        Effects of the Merger. By virtue of the Merger, NewCo shall issue the Merger Consideration (as defined below) in consideration for the acquisition of all of the issued and outstanding Equity Interests of SEAC as follows:

(i)            SEAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each issued and outstanding SEAC Share (other than any Treasury Shares) issued and outstanding as of immediately prior to the Merger Effective Time (which, for the avoidance of doubt includes all of the Founder Shares as converted into SEAC Shares in accordance with the terms and conditions of the Founder Holders Consent Letter) shall be canceled and extinguished and shall be converted into the right to receive one NewCo Common Share (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of SEAC Shares or Founder Shares, or SEAC Shares or Founder Shares held in book-entry form, issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. For the avoidance of doubt, no shares or assets of Merger Sub shall be distributed in connection with the Merger.

(ii)          Treasury Shares. At the Merger Effective Time by virtue of the Merger and without any action on the part of any Party or any other Person, each SEAC Share and share of SEAC Class B Common Stock held immediately prior to the Merger Effective Time by SEAC as treasury stock (the “Treasury Shares”) shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(iii)          Fractional Shares. No certificate or book entry representing fractional shares of NewCo Common Shares shall be issued upon the surrender for exchange of SEAC Shares. In lieu of the issuance of any such fractional share, NewCo shall aggregate the total number of NewCo Common Shares issuable to each Person upon the surrender for exchange of SEAC Shares, and then round down to the nearest whole number of NewCo Common Shares for each such Person.

(iv)          SEAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person other than approval by the NewCo Board and issuance of the NewCo Warrants (as defined below), which shall have occurred prior to the Closing, (a) each SEAC Sponsor Warrant issued and outstanding immediately prior to the Merger Effective Time and each warrant to acquire SEAC Shares other than the SEAC Sponsor Warrants (the “SEAC Public Warrants” and, together with the SEAC Sponsor Warrants, the “SEAC Warrants”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into a warrant exercisable for an equivalent number of NewCo Common Shares (“NewCo Warrant” and such warrants converted from SEAC Sponsor Warrants, the “NewCo Sponsor Warrants”), which NewCo Warrants will mutatis mutandis have the same terms and be subject to the same conditions as set forth in the Warrant Agreement (other than that any reference to SEAC or the “Company” therein should be construed as a reference to NewCo) and in this Agreement and (b) each NewCo Sponsor Warrant shall be further subject to the terms set forth in the Founder Holders Deferral Agreement, including with respect to vesting and redemption.

(v)           Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Merger Effective Time.

(d)          Exchange Procedures.

(i)           Prior to the Closing, NewCo shall appoint Continental Stock Transfer & Trust Company, or such other Person as mutually agreed by NewCo and SEAC, as the exchange agent (the “Exchange Agent”) to act as the agent for the purpose of issuing the Merger Consideration to the SEAC Stockholders. At or before the Merger Effective Time, NewCo shall deposit with the Exchange Agent the number of shares of NewCo Common Stock equal to the aggregate Merger Consideration payable under Section 2.1(c)(i).

(ii)         As promptly as reasonably practicable after the Merger Effective Time, NewCo shall send or shall cause the Exchange Agent to send, to each record holder of SEAC Shares as of immediately prior to the Merger Effective Time (which, for the avoidance of doubt includes all of the Founder Shares as converted into SEAC Shares in accordance with the terms and conditions of the Founder Holders Consent Letter), whose SEAC Shares were converted pursuant to Section 2.1(c)(i) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as NewCo and Sponsor mutually and reasonably agree to specify) for use in such exchange (each, a “Letter of Transmittal”).

(iii)          Each holder of SEAC Shares that have been converted into the right to receive the Merger Consideration, pursuant to Section 2.1(c)(i), shall be entitled to receive the Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(iv)          Promptly following the date that is one (1) year after the Merger Effective Time, NewCo shall instruct the Exchange Agent to deliver to NewCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties pursuant to this Section 2.1(d) shall terminate. Thereafter, any Merger Consideration that remains unclaimed shall be returned to NewCo, and any Person that was a SEAC Stockholder as of immediately prior to the Merger Effective Time that has not exchanged such SEAC Shares for the Merger Consideration in accordance with this Section 2.1(d) prior to the date that is one (1) year after the Merger Effective Time, may transfer such SEAC Shares to NewCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and NewCo shall promptly deliver, such Merger Consideration without any interest thereupon. None of NewCo, the Company, Merger Sub, SEAC, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          Directors and Officers of NewCo. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws, the listing requirements of the Stock Exchange or the requirements to be a “foreign private issuer” as defined in Rule 405 of the Securities Act, NewCo shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of NewCo to consist initially of nine (9) members, (i) two (2) of whom shall be designated by Knutsson Ltd. prior to Closing, (ii) two (2) of whom shall be Eric Grubman and John Collins, (iii) one (1) of whom shall be designated by NewCo in consultation with SEAC prior to the Closing, and (iv) four (4) of whom shall be appointed by NewCo prior to Closing; provided, that to the extent that Knutsson Ltd. does not designate each of the members of the NewCo Board it is entitled to designate pursuant to this Section 2.1(e), NewCo may designate additional members to fill the undesignated positions.

Section 2.2  Consideration and Closing Date Payments.

(a)       Aggregate Stock Consideration. The aggregate value of the Company Common Shares contributed to NewCo by the Pre-Closing Holders in exchange for NewCo Common Shares pursuant to the Pre-Closing Reorganization shall be deemed to be equal to (x) the Company Equity Value, plus (y) the amount by which the Cash and Cash Equivalent Balance of the Target Companies exceeds $300,000,000, as set forth in the Company Certificate or, if applicable, the Revised Company Certificate, in each case delivered by the Company to SEAC pursuant to Section 2.2(e), less (z) the amount by which the Cash and Cash Equivalent Balance of the Target Companies is less than $300,000,000, as set forth in the Company Certificate or, if applicable, the Revised Company Certificate, in each case delivered by the Company to SEAC pursuant to Section 2.2(e) (the “Aggregate Stock Consideration”); provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000.  The Aggregate Stock Consideration subscribed for by the Pre-Closing Holders shall be paid in NewCo Common Shares that shall be subscribed for at $10.00 per NewCo Common Share.  The NewCo Common Shares that constitute the Aggregate Stock Consideration shall be allocated among the Pre-Closing Holders in the Pre-Closing Reorganization, in accordance with the Exchange Ratio, as set forth in the Illustrative Spreadsheet.

(b)          Earnout.

(i)        Following the Closing and during the Earnout Period, and as additional consideration for the Pre-Closing Reorganization and the transactions contemplated hereby, within twenty (20) Business Days after the occurrence of a Triggering Event, NewCo shall issue or cause to be issued to each Pre-Closing Holder (in accordance with its respective Pro Rata Participation Percentage) NewCo Common Shares (which shall be equitably adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to NewCo Common Shares occurring after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement; provided, however, that any such issuance of Earnout Shares will not be made to any Pre-Closing Holder for which a filing under the HSR Act is required in connection with the issuance of Earnout Shares, until the applicable waiting period under the HSR Act has expired or been terminated:

(A)          Upon the occurrence of Triggering Event I, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.025 (the “Triggering Event I Earnout Shares”);

(B)           Upon the occurrence of Triggering Event II, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.025 (the “Triggering Event II Earnout Shares”); and

(C)           Upon the occurrence of Triggering Event III, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.05 (the “Triggering Event III Earnout Shares”);
provided, that in the event a Triggering Event occurs prior to Closing, NewCo shall issue or cause to be issued the applicable Earnout Shares to each Pre-Closing Holder (in accordance with its respective Pro Rata Participation Percentage) within twenty (20) Business Days after, and conditioned upon, the Closing.

(ii)           For avoidance of doubt, the Pre-Closing Holders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Pre-Closing Holders be entitled to receive more than an aggregate number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.10. In the event of the failure of the occurrence of any Triggering Event during the Earnout Period, no Earnout Shares will be issued to the Pre-Closing Holders in respect of such Triggering Event pursuant to this Section 2.2(b).

(iii)          If, during the Earnout Period, there is a Change of Control pursuant to which NewCo or its shareholders have the right to receive consideration with a value per NewCo Common Share (as determined in good faith by the disinterested members of the NewCo Board) of:

(A)          less than $11.50, then this Section 2.2(b) shall terminate and no Earnout Shares shall be issuable hereunder;

(B)          greater than or equal to $11.50 but less than $12.50, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the Triggering Event I Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder;

(C)          greater than or equal to $12.50 but less than $14.00, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the sum of (1) the Triggering Event I Earnout Shares and (2) the Triggering Event II Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I or Triggering Event II, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder; or

(D)          greater than or equal to $14.00, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the sum of (1) the Triggering Event I Earnout Shares, (2) the Triggering Event II Earnout Shares, and (3) the Triggering Event III Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I, Triggering Event II or Triggering Event III, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder.

(iv)          The NewCo Common Share price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (A), (B), (C), and (D) of Section 2.2(b)(iii) shall be equitably adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to NewCo Common Shares occurring after the Closing.

(c)          Cash Payments and Uses. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse the Available Distributable Cash in the following order of priority:

(i)           first, from the funds distributed to SEAC from the Trust Account, an amount equal to the lesser of (x) 50% of the aggregate amount in the Trust Account immediately prior to the Closing, without taking into account any SEAC Share Redemptions, and (y) the aggregate amount of the Trust Account immediately prior to the Closing, taking into account any SEAC Share Redemptions (the “SEAC Reserve Amount”), shall remain with SEAC (A) for use as set forth in Section 2.2(c)(iii) below, (B) for use in operations of SEAC and to pay or otherwise fund the operations of SEAC, and (C) to be loaned to the Target Companies for use in the operations of the Target Companies and to pay or otherwise fund the operational expenses of the Target Companies post-Closing; provided, that, in each of clause (A), (B), and (C), such uses shall only be permitted to the extent such use would not reasonably be expected to prevent, impair or impede the Intended Tax Treatment (each of clauses (A), (B) and (C), an “Eligible Use”);

(ii)          second, NewCo shall pay (or cause to be paid) all Company Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Company Transaction Expenses or by whom such Company Transaction Expenses are payable;

(iii)          third, from the SEAC Reserve Amount, SEAC shall pay (or cause to be paid) all SEAC Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such SEAC Transaction Expenses or by whom such SEAC Transaction Expenses are payable; provided, that to the extent there are not sufficient funds available to pay the SEAC Transaction Expenses from the SEAC Reserve Amount, the amount by which the SEAC Transaction Expenses exceed the SEAC Reserve Amount shall be paid from the remaining funds distributed to SEAC from the Trust Account; and

(iv)         fourth, Available Distributable Cash in an amount equal to (A) the amount of Available Distributable Cash remaining after the payment of any amounts pursuant to Section 2.1(c)(i) through Section 2.1(c)(iii), less (B) the greater of (1) the SEAC Reserve Amount, as reduced by any payments for Eligible Uses and (2) $100,000,000, shall be deposited with, loaned to, or remain with NewCo to the extent necessary to repurchase NewCo Common Shares from Pre-Closing Holders in accordance with the Repurchase Agreements.

(d)         Example Pro Forma Calculations. The transactions contemplated by Section 2.1 and this Section 2.2 shall be effectuated in accordance with and based upon the definitions contained herein. The Example Pro Forma Calculations set forth in the Illustrative Spreadsheet attached hereto as Schedule 1 have been prepared in full and complete accordance with the definitions contained herein and shall be for illustrative purposes only.

(e)          NewCo and Company Certificate. At least five (5) Business Days prior to the Closing Date (or later if SEAC’s certificate to be delivered pursuant to Section 2.3(a) is not received at least seven (7) Business Days prior to the Closing Date, but in no event later than two (2) Business Days following receipt of SEAC’s certificate), NewCo and the Company shall jointly prepare and deliver to SEAC a certificate (the “Company Certificate”), duly executed and certified by a director of each of NewCo and the Company, setting forth the following (and attaching reasonable supporting details to enable a review thereof by SEAC): (i) updated Example Pro Forma Calculations as of the Closing Date and based on the amount of estimated Available Distributable Cash, the Company Transaction Expenses Certificate and the SEAC Transaction Expenses Certificate; (ii) a good faith estimate of the Cash and Cash Equivalents Balance as of the Closing Date; and (iii)  in reasonable detail with respect to each Pre-Closing Holder: (A) the number of NewCo Common Shares that such Pre-Closing Holder is entitled to receive immediately following the consummation of the Pre-Closing Reorganization; (B) the Pro Rata Participation Percentage of such Pre-Closing Holder; (C) the number of NewCo Common Shares held immediately post-Closing by such Pre-Closing Holder after all the steps in this Section 2.2 have been completed; (D) the number of NewCo Common Shares such Pre-Closing Holder has elected to sell pursuant to a Repurchase Agreement; (E) the amount payable to such Pre-Closing Holder in connection with the sale of such NewCo Common Shares pursuant to a Repurchase Agreement; and (F) the number of NewCo Common Shares to be held immediately following the sale of NewCo Common Shares pursuant to a Repurchase Agreement. Each of NewCo and the Company will provide SEAC with a reasonable opportunity to review and comment on the Company Certificate, and will provide to SEAC additional information in its possession reasonably requested by SEAC in connection with its review of such documentation and calculations, and shall consider such comments in good faith and revise the Company Certificate to incorporate any such comments from SEAC that are acceptable to NewCo and the Company after having considered them in good faith (such revised Company Certificate, the “Revised Company Certificate”).

Section 2.3 Transaction Statement; Available Distributable Cash; Third Party Invoices.

(a)          Cash in Trust Account. At least seven (7) Business Days prior to the Closing Date, SEAC shall prepare and deliver to NewCo a certificate, duly executed and certified by an executive officer of SEAC, setting forth in reasonable detail SEAC’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by NewCo) of the cash in the Trust Account, less amounts required for SEAC Share Redemptions.

(b)          Third Party Invoices.

(i)            At least three (3) Business Days prior to the Closing Date, (A) NewCo shall deliver to SEAC copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by a director of NewCo or the Company, setting forth in reasonable detail NewCo’s and the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and, to the extent applicable, any W-9, W-8 or other tax forms in the Company’s possession and reasonably requested by Sponsor or SEAC in connection with payment thereof, and (B) SEAC shall deliver to NewCo copies of all invoices for SEAC Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of SEAC, setting forth in reasonable detail SEAC’s good faith calculation of the aggregate amount of SEAC Transaction Expenses (the “SEAC Transaction Expenses Certificate”) and any W-9, W-8 or other tax forms in SEAC or Sponsor’s possession and reasonably requested by NewCo in connection with payment thereof. NewCo will provide SEAC with a reasonable opportunity to review and comment on the Company Transaction Expenses Certificate and shall consider such comments in good faith, and SEAC will provide NewCo with a reasonable opportunity to review and comment on the SEAC Transaction Expenses Certificate and shall consider such comments in good faith.

(ii)          Each of NewCo and Sponsor shall be obligated to promptly notify (in reasonable detail) the other Party upon discovery or determination by such Party of any inaccurate amounts reflected on the Company Transaction Expenses Certificate or the SEAC Transaction Expenses Certificate, as applicable, during the thirty (30) days following the Closing Date.  For the avoidance of doubt, NewCo, SEAC and the Target Companies shall be responsible for the payment of all Transaction Expenses after the Closing in accordance with Section 2.2(c).

Section 2.4  Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. Eastern time on the fifth (5th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5  Conditions to the Obligations of the Parties.

(a)          Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i)          No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii)           Required Vote. The Required Vote shall have been obtained.

(iii)          Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(iv)          Stock Exchange Listing. The NewCo Common Shares to be issued in connection with the transactions contemplated herein and the NewCo Warrants shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(v)         Approval of Pending Regulatory Applications.  (A) The request for approval of the Company’s internal reorganization (the “2020 Reorganization”) filed with the UKGC by or on behalf of the UK Licensee on November 13, 2020 pursuant to section 102(2)(b) of the Gambling Act 2005 shall have been granted; and (B) the request for approval of the 2020 Reorganization filed with the MGA by or on behalf of the Malta Licensee(s) on November 13, 2020 pursuant to Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) (together the “Regulations”) shall have been granted.

(vi)          Gaming Regulatory Communications.  None of the following shall have occurred: (A) the UKGC indicating to the UK Licensee that it is minded to refuse the relevant NewCo Change-of-Control Application; (B) the UKGC indicating that it is minded to commence a review under Section 116 of the Gambling Act 2005 in the event of Closing; (C) the MGA indicating to the Malta Licensee(s) that it manifests a clear intention to refuse the relevant NewCo Change-of-Control Application; nor (D) the MGA indicating that it is likely to either commence a compliance review under Part III Regulation 6 of the Gaming Compliance and Enforcement Regulations (S.L. 583.06) (“GCERs”), or a formal investigation under Part IV Regulation 7 of the GCERs, or take enforcement measures under Part V of the GCERs in the event of Closing, in each case which has not been withdrawn or otherwise confirmed by such Gaming Regulatory Authority to have been resolved, prior to the date of the SEAC Stockholder Meeting.

(b)         Conditions to Obligations of SEAC. The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)             Representations and Warranties.

(A)          Each of the representations and warranties of NewCo, the Company and Merger Sub set forth in Article III (other than the Company Fundamental Representations, the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.5 and the representations and warranties described in Section 2.5(b)(i)(D) and Section 3.23), in each case, without giving effect to any materiality, Target Companies Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Companies Material Adverse Effect;

(B)          the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made;

(C)          each of the Company Fundamental Representations, in each case, without giving effect to any materiality, Target Companies Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(D)          the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for purposes of this Section 2.5(b)(i)(D), any failure of such representations and warranties to be so true and correct that does not involve a transaction in excess of $20,000,000, individually or in the aggregate, shall not be considered material.

(ii)           Performance and Obligations of NewCo, the Company and Merger Sub. Each of NewCo, the Company and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by NewCo, the Company and Merger Sub, respectively, on or prior to the Closing Date.

(iii)         Director’s Certificate. NewCo and the Company shall jointly deliver to SEAC, a certificate duly executed by a director of each of NewCo and the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) and Section 2.5(b)(v) have been satisfied.

(iv)           NewCo and Company Closing Deliveries. SEAC shall have received the closing deliveries set forth in Section 2.6.

(v)           No Target Companies Material Adverse Effect. No Target Companies Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(vi)          NewCo Governing Documents. Each of the NewCo Memorandum of Incorporation and the NewCo Articles of Incorporation shall be amended and restated in accordance with Section 6.14.

(vii)          Transaction Support Agreements. The Transaction Support Agreements shall continue to be in full force and effect.

(viii)         Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been effected and the Company shall be wholly-owned by NewCo.

(c)          Conditions to Obligations of NewCo, the Company and Merger Sub. The obligations of NewCo, the Company and Merger Sub to consummate the transactions to be performed by NewCo, the Company or Merger Sub in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)             Representations and Warranties.

(A)         Each of the representations and warranties of SEAC set forth in Article IV (other than the SEAC Fundamental Representations), in each case, without giving effect to any materiality, SEAC Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SEAC Material Adverse Effect; and

(B)          each of the SEAC Fundamental Representations, in each case, without giving effect to any materiality, SEAC Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)          Performance and Obligations of SEAC. SEAC shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by SEAC on or prior to the Closing Date.

(iii)          Officers Certificate. SEAC shall deliver to the Company, a duly executed certificate from an authorized officer of SEAC, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i), Section 2.5(c)(ii) and Section 2.5(c)(vi) have been satisfied.

(iv)           Minimum Cash. The Minimum Cash shall not be less than $300,000,000.

(v)            SEAC Closing Deliveries. NewCo shall have received the closing deliveries set forth in Section 2.7.

(vi)          No SEAC Material Adverse Effect. No SEAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(vii)          Founder Holders Consent Letter. The Founder Holders Consent Letter shall continue to be in full force and effect.

(d)          Frustration of Closing Conditions. None of NewCo, the Company or SEAC may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e)          Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6  NewCo and Company Closing Deliveries.

(a)          NewCo and Company Deliveries. At or prior to the Closing, NewCo and the Company shall deliver, or shall have delivered, to SEAC:

(i)           The Exchange Agreement, duly executed by each Pre-Closing Holder, NewCo and the Company, and evidence that the Pre-Closing Reorganization has been effectuated in accordance with Section 2.1(a);

(ii)            the Amended and Restated Articles of Incorporation of NewCo;

(iii)           the Registration Rights Agreement, duly executed by NewCo, the Company and the Pre-Closing Holders; and

(iv)           the Lock-Up Agreements, duly executed by NewCo, the Company and the Pre-Closing Holders;

(v)            the Restrictive Covenant Agreements, duly executed by NewCo;

(vi)          the Repurchase Agreements, duly executed by NewCo, the Company and the Pre-Closing Holders party thereto; and

(vii)          the Founder Holders Deferral Agreement, duly executed by NewCo.

Section 2.7  SEAC Closing Deliveries.

(a)        SEAC Closing Deliveries. At or prior to the Closing, SEAC (on behalf of itself, Sponsor and the Founder Holders, as applicable) shall deliver, or shall have delivered, to NewCo:

(i)             the Restrictive Covenant Agreements, duly executed by Eric Grubman and John Collins;

(ii)           the Registration Rights Agreement, duly executed by SEAC, Sponsor and the holders of Equity Interests of SEAC party to that certain Registration Rights Agreement of SEAC, dated as of October 6, 2020;

(iii)           the Lock-Up Agreements, duly executed by SEAC and the Founder Holders; and

(iv)           the Founder Holders Deferral Agreement, duly executed by SEAC, Sponsor, PJT, Eric Grubman, and John Collins.

(v)           an original signed statement from SEAC, that SEAC is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to NewCo, and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for NewCo to deliver such notice to the IRS on behalf of SEAC following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the SEAC, and in form and substance reasonably satisfactory to NewCo.

Section 2.8  Withholding. SEAC and NewCo (and any of their respective representatives and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

As an inducement to SEAC to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure Letter (subject to Section 8.13), each of NewCo, the Company and Merger Sub hereby represents and warrants to SEAC as follows:

Section 3.1  Organization; Authority; Enforceability. Each Target Company is (a) duly incorporated, organized or formed, validly existing, and in good standing, or the equivalent, (where such concept is applicable) under the Laws of its jurisdiction of incorporation, organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and in good standing or the equivalent (where such concept is applicable) in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Target Companies Material Adverse Effect, and (c) each Target Company has the requisite corporate, limited liability company or other applicable business entity, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of NewCo, the Company and Merger Sub has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and, if and to the extent applicable, each of the other Target Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of each of NewCo, the Company and Merger Sub has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by NewCo, the Company or Merger Sub, as applicable, and the Ancillary Agreements to which it is a party. No other corporate or equivalent action on the part of any Target Company (including any action by the board of directors (or equivalent governing body) or holders of Equity Interests of any Target Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, other than the following: (a) written consent of NewCo, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to the DGCL and in accordance with applicable law and the Governing Documents of Merger Sub, (b) the written consent of the board of directors of Merger Sub, approving the Merger Agreement and the Merger pursuant to the DGCL and in accordance with applicable law and the Governing Documents of Merger Sub, and (c) the consents of NewCo and the Company, as set forth on Section 3.1 of the Company Disclosure Letter, necessary to approve, authorize and effect the Pre-Closing Reorganization, the repurchase of NewCo Common Shares pursuant to the Repurchase Agreements and the transactions contemplated hereby in accordance with all applicable Laws, NewCo’s Governing Documents, the Company’s Governing Documents and Contracts by which the NewCo or Company is bound (the consents in clauses (a) and (b) collectively, the “Company Required Approval”). The Company Required Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of NewCo, the Company and Merger Sub, as applicable. This Agreement has been duly executed and delivered by each of NewCo, the Company and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of each such Party, enforceable against each such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each of NewCo, the Company and Merger Sub, as in effect on the date hereof, have been made available to SEAC. None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. The Target Companies constitute all of the entities that are required or necessary to the conduct of the Business and are adequate to conduct the Business.

Section 3.2  Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.9(a), and any arrangement set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation by each of NewCo, the Company and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements to which NewCo, the Company or Merger Sub is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon any Equity Interests of the Company, NewCo or Merger Sub under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract, (ii) any Governing Document of a Target Company, or (iii) any Governmental Entity under or pursuant to any Law or Order to which any Target Company is bound or subject, with respect to the foregoing clause (i) or clause (iii), except as would not have a Target Companies Material Adverse Effect. No Target Company is in violation of any of the Governing Documents of such Target Company except as would not have a Target Companies Material Adverse Effect.

Section 3.3  Capitalization.

(a)         Section 3.3(a) of the Company Disclosure Letter sets forth with respect to each Material Entity as of the date hereof, (i) its name and jurisdiction of incorporation, organization or formation, (ii) its form of organization, and (iii) the Equity Interests issued by each such Material Entity (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Letter comprise all of the capital stock or other Equity Interests of each Material Entity that are issued and outstanding as of the date hereof, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements (including, for the avoidance of doubt, the Pre-Closing Reorganization).

(b)          Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as set forth in this Agreement, or if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Target Companies, as applicable:

(i)          there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Target Company is a party or which are binding upon any Target Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)          none of the Target Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)           none of the Target Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)         there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the Target Companies to which any of the Target Companies is a party;

(v)           none of the Target Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which any such Target Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi)          other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the Target Companies.

(c)          Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries. As of the date hereof, and immediately prior to the Pre-Closing Reorganization, NewCo has, and will have no Subsidiaries other than Merger Sub. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, all of the issued and outstanding Equity Interests of each Subsidiary of the Company and NewCo, respectively (i) are beneficially owned by the Company or NewCo, as applicable, directly or indirectly and (ii) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than Securities Liens and other than as set forth in the Governing Documents of the applicable Subsidiary) or similar rights of any Person or applicable Law, other than in each case Securities Liens. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, no Target Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Target Company), and no Target Company has agreed to acquire any Equity Interests of any Person.

(d)          As of the date hereof, the issued shares of NewCo consists of one (1) ordinary share of no par value.

Section 3.4  Financial Statements; No Undisclosed Liabilities.

(a)          The Company has delivered to SEAC true and complete copies of the unaudited balance sheets of the Target Companies as of December 31, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for the fiscal year then ended (the “Unaudited Financial Statements”), in each case, as set forth on Section 3.4(a) of the Company Disclosure Letter.

(b)         Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the Unaudited Financial Statements have been, and the IASB Financial Statements and the SEC Financial Statements will be, when delivered to SEAC pursuant to Section 6.10(j), derived from the books and records of the Target Companies. Except as set forth on Section 3.4(b) of the Company Disclosure Letter, (A) the Unaudited Financial Statements have been, and the IASB Financial Statements and the SEC Financial Statements will be, when delivered to SEAC pursuant to Section 6.10(j), prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods indicated therein and (B) the Unaudited Financial Statements fairly present, and the IASB Financial Statements and the SEC Financial Statements will, when delivered to SEAC pursuant to Section 6.10(j), fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Target Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by IFRS, (y) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the IASB, and (z) that the Unaudited Financial Statements do not include all year-end audit adjustments required by IFRS.

(c)        Each of the independent auditors for the Target Companies, with respect to their report as will be included in the IASB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the IASB Financial Statements, the IASB.

(d)          None of NewCo, the Company or any Target Company (including, to the Knowledge of the Company, any employee thereof) nor any of the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by NewCo, the Company or any Target Company, (ii) any fraud, whether or not material, that involves NewCo’s, the Company’s or any Target Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by NewCo, the Company or any Target Company, or (iii) any claim or allegation regarding any of the foregoing.

(e)          Except as set forth on Section 3.4(e) of the Company Disclosure Letter, the Target Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with IFRS, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(f)        Except as set forth on Section 3.4(f) of the Company Disclosure Letter, as of the date of this Agreement, the Target Companies do not have any outstanding (i) Indebtedness for borrowed money (other than any Indebtedness between one Target Company and another Target Company); (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which such Target Company has guaranteed payment and there is no outstanding guarantee, indemnity, suretyship or security given by any Target Company or for the benefit of a Target Company.

(g)          No Target Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(h)       Section 3.4(h) of the Company Disclosure Letter is a correct and complete list, as of the date hereof, of all items of Indebtedness individually in excess of $5,000,000 and amounts outstanding thereunder as of the date hereof, and the Target Companies are in material compliance with all such facilities or other Contracts relating to such Indebtedness in accordance with their terms and there are no circumstances whereby continuation of such facilities or other Contracts might be prejudiced or affected as a result of a transaction effected by this Agreement. No Target Company has received any notice to repay under any agreement relating to any borrowing or Indebtedness, which is repayable on demand. No Target Company has been in payment default or technical default under any Indebtedness for borrowed money.

Section 3.5  No Target Companies Material Adverse Effect. Since the Latest Balance Sheet Date through the date hereof, there has been no Target Companies Material Adverse Effect.

Section 3.6  Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Letter, since December 31, 2020, each Target Company has conducted its business in all material respects in the Ordinary Course of Business.

Section 3.7  Real Property.

(a)          Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the applicable Target Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Target Companies.

(b)          The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Target Companies.

(c)          Except as set forth on Section 3.7(c) of the Company Disclosure Letter since the Lookback Date, no portion of the Owned Real Property has suffered material damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8  Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a)        Each Target Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Target Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by each of the Target Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)          Each Target Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)        No written claim has been received by a Target Company within the past five (5) years from a Taxing Authority in a jurisdiction where a Target Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Target Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to SEAC reflect all of the jurisdictions in which the Target Companies are required to remit material amounts of Income Tax.

(d)          No Target Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Target Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Target Company.

(e)          There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Target Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Target Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Target Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Target Company that would have a material adverse effect on any Target Company following the Latest Balance Sheet Date.

(f)       No Target Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)         No Target Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing.

(h)        No Target Company has owned any “controlled foreign corporation” within the meaning of Code Section 957 (other than through downward attribution pursuant to Code Section 318(a)(3)(A), (B) or (C)).

(i)          There is no Lien for Taxes on any of the assets of any Target Company, other than Permitted Liens.

(j)         No Target Company has any Liability for Taxes of any other Person (other than any Target Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Target Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(k)          The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.  NewCo is classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(l)          The Target Companies have not filed an entity classification election on Internal Revenue Service (“IRS”) Form 8832.

(m)       Each Target Company is duly registered for VAT in each jurisdiction in which it is required to be so registered. No Target Company has a fixed establishment for VAT purposes in any jurisdiction other than its jurisdiction of incorporation. The Target Companies' human and technical resources in the jurisdictions where they recognize a presence for VAT purposes is appropriate, in line with the current practice of tax authorities in the location of the licensed operating companies to which the activity of such Target Companies relates, to support the supply and receipt of goods and services attributed to that presence for VAT purposes.

Section 3.9  Contracts.

(a)          Except as set forth on Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, no Target Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Target Company has any continuing or potential material Liability):

(i)             collective bargaining agreement;

(ii)            Contract with any (A) Material Supplier or (B) Material Sponsorship;

(iii)        (A) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (1) providing for an annual base compensation in excess of $300,000 and (2) not terminable upon three (3) months’ notice or less without any material liability to any Target Company in excess of that required under applicable law, or (B) Contract requiring the payment of any compensation by any Target Company that is triggered solely as a result of the consummation of the transactions contemplated by this Agreement;

(iv)          Contract under which any Target Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $10,000,000;

(v)           Contract for the licensing or granting of any right in or immunity under Intellectual Property, other than Contracts (A) concerning uncustomized, commercially available Software (whether on-premises software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $5,000,000 in annual fees; (B) where such license or grant is immaterial to the business of the Target Companies; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) pursuant to which a Target Company grants a non-exclusive license of Owned Intellectual Property to a customer or sponsored organization in the Ordinary Course of Business; or (E) whereby Intellectual Property is implicitly licensed;

(vi)          Contract pursuant to which any Person (other than a Target Company) has guaranteed the Liabilities of a Target Company;

(vii)          joint venture, partnership or similar Contract;

(viii)        other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Target Company with an aggregate fair market value greater than $10,000,000 (other than those providing for sales or dispositions of (A) assets and inventory in the Ordinary Course of Business, (B) assets no longer used in the businesses of the Target Companies, and (C) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Target Company (including any sale or disposition agreement that has been executed, but has not closed);

(ix)           Contract that materially limits or restricts, or purports to limit or restrict, any Target Company (or after the Closing, SEAC or any Target Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(x)          Contract that contains a provision providing for the sharing of any revenue or cost savings with any Material Supplier or Material Sponsorship;

(xi)           Contract involving the payment of any earnout or similar contingent payment with a value in excess of $5,000,000 in any single instance or in excess of $20,000,000 in the aggregate;

(xii)         Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $5,000,000 in any single instance or in excess of $20,000,000 in the aggregate, or (B) that by its terms limits or restricts any Target Company from engaging or competing in any line of business in any jurisdiction;

(xiii)       Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any Target Company in an amount in excess of $10,000,000 annually or $50,000,000 over the life of the Contract;

(xiv)        Contract that relates to the future acquisition of material business, assets or properties by any Target Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $15,000,000 in any single instance or in excess of $25,000,000 in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or

(xv)          Contract set forth on Section 3.23 of the Company Disclosure Letter.

(b)         Except as set forth on Section 3.9(b) of the Company Disclosure Letter, each Contract listed on Section 3.9(a) of the Company Disclosure Letter (each such Contract together with all material amendments, waivers or other changes thereto, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Target Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Target Companies Material Adverse Effect. The Company has made available to SEAC a true and correct copy of each Material Contract. With respect to all Material Contracts, none of the Target Companies or, to the Knowledge of the Company, any other party to any such Target Companies Material Contract is in breach or default thereunder, which breach or default would have a Target Companies Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Target Companies Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Target Company thereunder (which breach or default would have a Target Companies Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Target Companies Material Adverse Effect). During the last twelve (12) months, no Target Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Target Companies Material Adverse Effect).

(c)         Set forth on Section 3.9(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Sponsorships. Since December 31, 2020, no such Material Supplier or Material Sponsorship has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any Target Company (in each case, which would have a Target Companies Material Adverse Effect) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Target Company (in each case, which would have a Target Companies Material Adverse Effect). There have been no disputes between any Target Company and any Target Companies Material Supplier or Material Sponsorship since the Lookback Date which would have a Target Companies Material Adverse Effect.

Section 3.10  Intellectual Property.

(a)          Except as set forth on Section 3.10(a)(i) of the Company Disclosure Letter, and except where it would not be material to any of the Target Companies (x) to the Knowledge of the Company, the former and current products and services and operation of the business of each of the Target Companies, in each case, as advertised, marketed, offered for sale, sold, or performed (as applicable), do not infringe, misappropriate or otherwise violate, and since the Lookback Date have not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, since the Lookback Date, no Target Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that any Target Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, except as set forth on Section 3.10(a)(ii) of the Company Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the Target Companies.

(b)          Except as set forth on Section 3.10(b)(i) of the Company Disclosure Letter, and except where the failure to so own or have the right to use would not be material to any of the Target Companies relying on such rights, the Target Companies, taken as a whole, are the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and each Target Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in the conduct of the business of such Target Company as currently conducted, in all material respects, and, to the Knowledge of the Company, none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby. Set forth on Section 3.10(b)(ii) of the Company Disclosure Letter is a true and complete listing of all Registered Owned Intellectual Property as of the date of this Agreement, all of which is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as set forth on Section 3.10(b)(iv) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any Target Company. All the Registered Owned Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company Disclosure Letter has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except in the event the Target Companies have decided in the exercise of good business judgment not to maintain such Registered Owned Intellectual Property.

(c)          Section 3.10(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Software that is Owned Intellectual Property and material to any of the Target Companies. All Software that is Owned Intellectual Property and material to any of the Target Companies (i) conforms and functions, and is designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the applicable Target Companies or in other documents conveyed thereby to their customers or other licensees and (ii) to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs. No Person other than a Target Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software and, all such source code is in the sole possession of the Target Companies and has been maintained as strictly confidential (in each case, other than employees, contractors, and consultants of the Target Companies that have strict confidentiality obligations to the Target Companies with respect to such source code and solely to the extent necessary for them to maintain, store or develop such Software for a Target Company).

(d)          All Publicly Available Software used by any of the Target Companies in connection with the Target Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the Target Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of any of the Target Companies to use, distribute or enforce Owned Intellectual Property in any manner.

(e)          No current or former director, officer, manager, employee, agent or third-party representative of any Target Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or, to the Knowledge of the Company, used by any of the Target Companies, in each case except as would not be material to the business of each Target Company. Each Target Company has obtained from all Persons (including all current and former founders, officers, directors, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Target Company (other than where such rights, title, and interest in and to such Owned Intellectual Property have vested automatically in such Target Company by operation of Law), in each case except where the failure to do so is not material to such Target Company. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements. There are no past, pending or, to the Knowledge of the Company, threatened claims against any Target Company from any such Persons requesting payment of additional or increased compensation in relation to the Intellectual Property they have created and, since the Lookback Date, no Target Company has received any written complaint, claim, demand, or notice in relation thereto.

(f)          Each Target Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) forming part of the Owned Intellectual Property (and any confidential information owned by any Person to whom any of the Target Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a Governmental Entity, no such trade secret or confidential information forming part of the Owned Intellectual Property has been disclosed by any Target Company to any Person, other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g)          The IT Assets are sufficient in all material respects for the current business operations of each of the Target Companies. Each of the Target Companies has in place commercially reasonable disaster recovery and security plans and procedures and has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by each of the Target Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. To the Knowledge of the Company, since the Lookback Date, there has been no material failure of the IT Assets that has caused a material interruption to or material failure of the operation of the Target Companies.

(h)          Except as set forth on Section 3.10(h) of the Company Disclosure Letter, all material Intellectual Property owned or used by any of the Target Companies immediately prior to the Closing will be owned or available for use by such Target Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by such Target Companies immediately prior to the Closing.

Section 3.11  Data Security; Data Privacy.

(a)         Except as set forth on Section 3.11(a) of the Company Disclosure Letter, to the Knowledge of the Company, the Target Companies have not experienced any Security Incidents since the Lookback Date, and no Target Company has received any written notices, claims or complaints from any Person regarding any Security Incident since the Lookback Date. Since the Lookback Date, no Target Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation (but excluding any requests to exercise data subject rights pursuant to Chapter III of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 or any equivalent provisions of applicable Privacy Laws) from any Person (including any Governmental Entity) regarding any of the Target Companies’ Processing of Personal Information or compliance with applicable Privacy Requirements and Data Security Requirements.

(b)         Except as set forth on Section 3.11(b) of the Company Disclosure Letter or as would not constitute a Target Companies Material Adverse Effect, each Target Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Privacy Requirements and Data Security Requirements. To the Knowledge of the Company, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Requirement or Data Security Requirements or cause the termination of any Target Company’s right to process any Personal Information used in and necessary for the conduct of the Business, as processed by such Target Company as of the date hereof.

Section 3.12  Information Supplied; Registration Statement. The information supplied or to be supplied in writing by the Company or NewCo, as applicable, with respect to the Target Companies expressly for inclusion in the Registration Statement (including the Proxy Statement), the Additional SEAC Filings, the Additional NewCo Filings, any other NewCo SEC Filing, any other SEAC SEC Filing or any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Target Companies shall be provided by the Company or NewCo, as applicable, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SEAC Stockholders, or (c) the time of the SEAC Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or NewCo, as applicable, or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company or NewCo, as applicable, with respect to (i) statements made or incorporated by reference therein based on information supplied by SEAC or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement.

Section 3.13  Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) in which the reasonably expected damages are in excess of $10,000,000 pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any director or officer of a Target Company (in their capacity as such), and since the Lookback Date the Target Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings in which the reasonably expected damages are in excess of $10,000,000 pending or threatened by any Target Company against any other Person.

Section 3.14  Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, no Target Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or SEAC to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15  Labor Matters.

(a)          The Company has made available to SEAC a complete list of all employees of the Target Companies on a no-name basis and, as applicable, their title and/or job description, job location and base compensation and any bonuses paid with respect to the last year. As of the date hereof, to the Knowledge of the Company, all employees of the Target Companies are legally permitted to be employed by the Target Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)          Except as set forth on Section 3.15(b)(i) of the Company Disclosure Letter, no Target Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Target Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(b)(ii) of the Company Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Target Company, has made a written demand for recognition or certification with respect to any employees of any Target Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Target Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any Target Company.

(c)         Except as set forth on Section 3.15(c)(i) of the Company Disclosure Letter or as would not reasonably be expected to result in material Liabilities to the Target Companies, the Target Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, to the extent applicable), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures, redundancies and layoffs (including the WARN Act in the United States), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Except as set forth on Section 3.15(c)(ii) of the Company Disclosure Letter, (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against any Target Company by any current or former employee or individual independent contractor of the Target Company and (ii) since the Lookback Date, none of the Target Companies has implemented any collective redundancies or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings, collective redundancies or mass layoffs are currently planned or announced by any of the Target Companies.

(d)          Except as would not reasonably be expected to result in material Liabilities to the Target Company, since the Lookback Date, (i) each of the Target Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) no Target Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) each of the Target Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any Target Company, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e)          To the Knowledge of the Company, no employee or individual independent contractor of any Target Company is, with respect to his or her employment by or relationship with any Target Company, in material breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Target Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Target Companies. No senior executive has provided, to the Knowledge of the Company, oral or written notice of any present intention to terminate his or her relationship with any Target Company within the first twelve (12) months following the Closing.

(f)          Since the Lookback Date, the Target Companies have used reasonable efforts to investigate all sexual harassment, or other discrimination, or retaliation or victimization allegations which have been reported by employees to the appropriate individuals at the Target Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the Target Companies. With respect to each such allegation deemed to have potential merit, the Target Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. To the Knowledge of the Company, none of the Target Companies reasonably expects any material Liabilities with respect to any such allegations.

Section 3.16  Employee Benefit Plans.

(a)         Section 3.16(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan; provided, that only those employment, consulting or individual independent contractor Contracts listed under Section 3.9(a)(iii)(A) of the Company Disclosure Letter shall be deemed material Company Employee Benefit Plans for purposes of this Section 3.16(a). With respect to each material U.S. Benefit Plan, the Company made available to SEAC correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all current related material insurance Contracts, trust agreements or other funding arrangements. With respect to each material Company Employee Benefit Plan (other than a U.S. Benefit Plan), the Company has made available to SEAC copies of the plan document and/or a summary of the material terms thereof.

(b)          Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (i) no Target Company has any current or contingent obligation to provide, retiree or post-employment health or life insurance or other retiree or welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage or as required by applicable non-U.S. Law, (ii) no Target Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Target Company contributes to or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA. Except as set forth on Section 3.16(b) of the Company Disclosure Letter, no Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Target Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)         Except as set forth on Section 3.16(c) of the Company Disclosure Letter, to the Knowledge of the Company, each U.S. Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Target Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code; provided, that only those employment, consulting or individual independent contractor Contracts listed under Section 3.9(a)(iii)(A) of the Company Disclosure Letter shall be deemed Company Employee Benefit Plans for purposes of this sentence of Section 3.16(c). With respect to a U.S. Benefit Plan, no Target Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any U.S. Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Target Companies. None of the Target Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Target Companies in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the Target Companies have been made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the Target Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or accrued.

(d)          No Target Company is, or has been within the period of six years prior to the date of this Agreement, an employer of a United Kingdom defined benefit pension plan or associated or connected with the employer of a United Kingdom defined benefit pension plan for the purposes of Section 43 of the United Kingdom Pensions Act 2004.

(e)          Except as set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Target Companies to any current or former officer, employee, director or individual independent contractor.

(f)          Except as set forth on Section 3.16(f) of the Company Disclosure Letter, no current or former officer, employee, director or individual independent contractor of the Target Companies has any right against the Target Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(g)        Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that would, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Except as set forth on Section 3.16(g) of the Company Disclosure Letter, no Target Company has agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Target Companies for any Tax imposed under Section 4999 of the Code.

Section 3.17  Insurance. The Target Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Target Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Target Companies operate (the “Insurance Policies”), except where the failure to have any such a policy would not be material to the Target Companies. As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Target Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no Target Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of any Target Company as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No Target Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Except as set forth on Section 3.17 of the Company Disclosure Letter, during the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to any of the Target Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.18  Compliance with Laws; Permits.

(a)          Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), (ii) as set forth on Section 3.18(a) of the Company Disclosure Letter, and (iii) as would not be material to the Target Companies taken as a whole, each Target Company is and, since the Lookback Date has been, in compliance with all Laws applicable to the conduct of the business of the Target Companies and, since the Lookback Date, no uncured written notices have been received by any Target Company from any Governmental Entity or any other Person alleging a violation of any such Laws.

(b)          Each Target Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Target Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Target Companies Material Adverse Effect.

Section 3.19  Title to Assets; No Bankruptcy.

(a)         Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”), in each case except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Target Companies Material Adverse Effect. All such tangible Assets that are material to the operation of the business of the Target Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)          None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.20  Gaming.

(a)          Except as set forth on Section 3.20(a) of the Company Disclosure Letter, no Target Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(b)         Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the Target Companies have obtained and hold personal management licenses (or jurisdictional equivalent license) and those licenses, registrations or findings of suitability are in full force and effect, except where the failure to obtain or maintain such licenses would not have a Target Companies Material Adverse Effect.

(c)         Since the Lookback Date, no Target Company has, to the Knowledge of the Company, done or omitted to do anything in material breach of the Applicable Gaming Laws.

(d)         Except as set forth on Section 3.20(d) of the Company Disclosure Letter, since the Lookback Date, no Target Company has received a written notice from a Governmental Entity alleging that the business of any Target Company infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any Target Companies Relevant License or that such Governmental Entity intends to pursue any review or investigation which might conclude with the imposition of any sanction on any Target Company.

(e)          Except as set forth on Section 3.20(e) of the Company Disclosure Letter, as of the date hereof, no Target Company has been or is subject to any investigation, inquiry or criminal Proceeding or other disciplinary action, whether pending or to the Knowledge of the Company, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of the Company or (ii) that first arose (regardless of whether the Company has Knowledge) at any time since the Lookback Date which would reasonably give rise to any such investigation, inquiry, Proceeding or action that is likely to result in the imposition of material sanctions in connection with a Target Companies Relevant License, may result in the revocation of a Target Companies Relevant License or would have a Target Companies Material Adverse Effect.

(f)          To the Knowledge of the Company, there are no circumstances relating to any of the directors, officers or stockholder of the Company which has affected, or could materially affect, the ability of any Target Company to obtain or maintain any Target Companies Relevant License. To the Knowledge of the Company and as of the date hereof, no Target Company or representative of any Target Company has received notice (whether orally or in writing) from any U.S. Gaming Regulatory Authority that there are circumstances relating to any director, officer or stockholder of the Company which have materially and adversely affected, or that the Company believes are reasonably likely to materially and adversely affect, the ability of any Target Company Acquisition Target to obtain any Target Company Acquisition Target Relevant License upon the completion of the acquisition of such Target Company Acquisition Target by any Target Companies.

(g)       Except as set forth on Section 3.20(g) of the Company Disclosure Letter, no approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(h)        Except as set forth on Section 3.20(h) of the Company Disclosure Letter, or as reflected on the licenses, certificates, registrations and findings of suitability contained in the Data Room, no Gaming Regulatory Authority has imposed on any Target Company any unusual or unique material and adverse conditions, restrictions or limitations under any gaming license, certificate, registration or finding of suitability.

(i)          Except as set forth on Section 3.20(i) of the Company Disclosure Letter, to the Knowledge of the Company, (i) all licenses, certificates, registrations or findings of suitability reflect normal time periods, and (ii) there is no expectation that any Governmental Entity will not renew such license, certificate, registration or finding of suitability in the ordinary course on or prior to expiry.

Section 3.21  Anti-Corruption Compliance.

(a)         Since the date which is four (4) years prior to the date hereof, in connection with or relating to the business of the Target Companies, no Target Company, and no director, officer, and to the Knowledge of the Company, no manager, employee, agent or third-party representative of a Target Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, rebate, payoff, influence payment or kickback, in each case, in violation of Anti-Corruption Laws, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another Person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws. There are no (and since the date which is four (4) years prior to the date hereof, there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b)         The transactions of the Target Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

Section 3.22  Anti-Money Laundering Compliance.

(a)          The Target Companies maintain procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required a Target Company to correct since the date which is four (4) years prior to the date hereof, unless otherwise disclosed in Section 3.22 of the Company Disclosure Letter.

(b)          No Target Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c)         There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any Target Company or any of their respective directors, officers, managers, or employees.

Section 3.23  Affiliate Transactions.

(a)        Except as set forth on Section 3.23(a) of the Company Disclosure Letter, (i) there are no Contracts (except for the Governing Documents) between any of the Target Companies, on the one hand, and any Interested Party (other than another Target Company) on the other hand and (ii) no Interested Party (other than another Target Company) (A) owes any amount to any Target Company or (B) owns any material assets, tangible or intangible, of the business of any Target Company as operated as of the date hereof (such Contracts or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).

(b)       Except as set forth on Section 3.23(b) of the Company Disclosure Letter, there have been no Prohibited Affiliate Transactions since the Latest Balance Sheet Date, except for the repayment of amounts owed by any Target Company to any Interested Party pursuant to a loan for borrowed money or other form of Indebtedness paid out of Cash and Cash Equivalents.

(c)         Notwithstanding anything to the contrary herein, “Affiliated Transactions” shall not be deemed to include any transaction between any of the Target Companies, on the one hand, and any Interested Party that is a portfolio company of an investment fund (as such term is commonly understood in the private equity industry), on the other hand, that has been entered into on arm’s length terms (and on terms not materially less favorable to a Target Company for any such similar transaction with a third party) in the Ordinary Course of Business by any of the Target Companies, on the one hand, and such Interested Party, on the other hand.

Section 3.24  Compliance with Applicable Sanctions and Embargo Laws.

(a)          No Target Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since the Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions in connection with the business of any Target Company; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Target Company.

(b)          There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by any Target Company of the Trade Control Laws.

Section 3.25  Inspections; SEAC’s Representations. Each of NewCo, the Company and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of NewCo, the Company and Merger Sub agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of SEAC and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by SEAC or its Affiliates or representatives, except for those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees to SEAC’s disclaimer of any representations or warranties other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement, whether made by either SEAC or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to NewCo, the Company, Merger Sub, any of their respective Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to NewCo, the Company, Merger Sub, any of their respective Affiliates or any of their respective representatives by SEAC or any of its Affiliates or representatives), other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 3.25, neither SEAC nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement, SEAC has not made any other express or implied representation or warranty with respect to SEAC, its assets or Liabilities, the businesses of SEAC or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEAC

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of SEAC, as set forth in the applicable section of SEAC’s Disclosure Letter (subject to Section 8.13), or (b) for all representations and warranties of SEAC other than those set forth in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.4, Section 4.9, and Section 4.10, as disclosed in any SEAC SEC Filings prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of facts, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SEAC hereby represents and warrants to NewCo and the Company as follows:

Section 4.1  Organization; Authority; Enforceability. SEAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SEAC is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a SEAC Material Adverse Effect. SEAC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which SEAC is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite SEAC Board action. No other proceedings on the part of SEAC (including any action by SEAC Board or SEAC Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which SEAC is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by SEAC and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding agreement of SEAC, enforceable against SEAC in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. SEAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2  Governing Documents. SEAC has heretofore furnished to the Company and NewCo complete and correct copies of the SEAC Governing Documents. The SEAC Governing Documents are in full force and effect.

Section 4.3 Capitalization.

(a)         The authorized share capital of SEAC consists of (i) 200,000,000 shares of SEAC Class A Common Stock, par value $0.0001, (ii) 20,000,000 shares of SEAC Class B Common Stock, par value $0.0001, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“SEAC Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the SEAC Share Redemptions or the conversion of Founder Shares to shares of SEAC Class A Common Stock in accordance with the terms and conditions of the Founder Holders Consent Letter), (1) 45,000,000 shares of SEAC Class A Common Stock are and will be issued and outstanding, (2) 11,250,000 shares of SEAC Class B Common Stock are and will be issued and outstanding, (3) no SEAC Preferred Shares are and will be issued and outstanding, and (4) 33,500,000 SEAC Warrants are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.3(a) of SEAC’s Disclosure Letter. The exercise price of each SEAC Warrant has not been reduced to an amount less than $11.50 per SEAC Warrant. The Equity Interests set forth in this Section 4.3(a) comprise all of the Equity Interests of SEAC that are issued and outstanding (without giving effect to the SEAC Share Redemptions).

(b)          Except as (x) set forth on Section 4.3(b) of SEAC’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.3(a)), the Ancillary Agreements or the SEAC Governing Documents:

(i)          there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which SEAC is a party or which are binding upon SEAC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)           SEAC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)          SEAC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)          there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of SEAC; and

(v)          SEAC has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, SEAC Governing Document or Contract to which SEAC is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c)          All of the issued and outstanding Equity Interests of SEAC, are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d)          Except as set forth on Section 4.3(d) of SEAC’s Disclosure Letter, SEAC does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e)          SEAC has no Liability with respect to indebtedness for borrowed money.

Section 4.4  Brokerage. Except as set forth on Section 4.4 of SEAC’s Disclosure Letter, SEAC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or SEAC to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.5  Trust Account. As of the date hereof, SEAC has at least $450,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in U.S. government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SEAC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by SEAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by SEAC. SEAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by SEAC or, to the Knowledge of SEAC, the Trustee. SEAC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEAC SEC Documents to be inaccurate in any material respect, or (b) explicitly by their terms, entitle any Person (other than (i) the SEAC Stockholders who shall have exercised their rights to participate in the SEAC Share Redemptions, (ii) the underwriters of SEAC’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement), and (iii) SEAC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of SEAC, investigations) pending or, to the Knowledge of SEAC, threatened with respect to the Trust Account.

Section 4.6  SEAC SEC Documents; Controls.

(a)          SEAC has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of SEAC’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “SEAC SEC Documents”). As of their respective dates, each of the SEAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to the SEAC SEC Documents. None of the SEAC SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of SEAC, as of the date hereof, (i) none of the SEAC SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEAC SEC Document.

(b)          Each of the financial statements of SEAC included in the SEAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC, which are not, and would not reasonably be expected to individually or in the aggregate be material) and fairly present in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of SEAC, as of their respective dates and the results of operations and the cash flows of SEAC, for the periods presented therein. Each of the financial statements of SEAC included in the SEAC SEC Documents were derived from the books and records of SEAC, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.  SEAC has no off-balance sheet arrangements that are not disclosed in the SEAC SEC Documents.  No financial statements other than those of SEAC are required by U.S. GAAP to be included in the consolidated financial statements of SEAC.  Except as and to the extent set forth in the SEAC SEC Documents, SEAC has no material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for (i) Liabilities arising in the ordinary course of SEAC’s business, (ii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by SEAC of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iii) Liabilities disclosed in the SEAC Disclosure Letter; or (iv) Liabilities for SEAC Transaction Expenses.

(c)          SEAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(d)          No notice of any SEC review or investigation of SEAC or the SEAC SEC Documents has been received by SEAC. Since the consummation of its initial public offering, all comment letters received by SEAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SEAC are publicly available on the SEC’s EDGAR website.

(e)          Since the consummation of the initial public offering of SEAC’s securities, SEAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEAC SEC Document. Each such certification is correct and complete. SEAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SEAC is made known on a timely basis to the individuals responsible for the preparation of the SEAC SEC Documents. As used in this Section 4.6(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)          SEAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SEAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. SEAC has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SEAC. Since December 31, 2020, there have been no material changes in SEAC’s internal control over financial reporting.

(g)          No executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SEAC has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)          Neither SEAC (including any employee thereof) nor SEAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SEAC, (ii) any Fraud, whether or not material, that involves SEAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SEAC or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7  Information Supplied; Registration Statement. The information supplied or to be supplied by SEAC in writing for inclusion in the Registration Statement (including the Proxy Statement), the Additional SEAC Filings, the Additional NewCo Filings, any other SEAC SEC Filing or any other NewCo SEC Filing or any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SEAC Stockholders, or (c) the time of the SEAC Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by SEAC or that are included in such filings and/or mailings), except that no warranty or representation is made by SEAC with respect to (i) statements made or incorporated by reference therein based on information supplied by the Target Companies or their respective Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement (including the Proxy Statement).

Section 4.8  Litigation. As of the date of this Agreement, there are no material Proceedings (or to the Knowledge of SEAC, investigations) pending or, to the Knowledge of SEAC, threatened against SEAC or, to the Knowledge of SEAC, any director, officer or employee of SEAC (in their capacity as such) and since SEAC’s incorporation there have not been any such Proceedings and SEAC is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by SEAC against any other Person.

Section 4.9  Listing. The issued and outstanding SEAC Class A Common Stock and the SEAC Warrants (other than the SEAC Sponsor Warrants) (the foregoing, collectively, the “SEAC Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or, to the Knowledge of SEAC, investigation, pending or threatened against SEAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the SEAC Public Securities or prohibit or terminate the listing of the SEAC Public Securities on the Stock Exchange. SEAC has taken no action that is designed to terminate the registration of the SEAC Public Securities under the Securities Exchange Act. SEAC has not received any written or, to the Knowledge of SEAC, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the SEAC Public Securities.

Section 4.10  Investment Company. SEAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

Section 4.11  Noncontravention. Except for the filings pursuant to Section 6.10, the consummation by SEAC of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which SEAC is a party, (ii) any Governing Document of SEAC, or (iii) any Governmental Entity under or pursuant to any Law or Order to which SEAC is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to SEAC. SEAC is not in material violation of any of its Governing Documents.

Section 4.12  Business Activities.

(a)          Since its organization, other than as described in the SEAC SEC Documents, SEAC has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SEAC Governing Documents, there is no Contract, commitment, or Order binding upon SEAC or to which SEAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SEAC or any acquisition of property by SEAC or the conduct of business by SEAC after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to SEAC.

(b)          Except for this Agreement and the transactions contemplated by this Agreement, SEAC has no interests, rights, obligations or Liabilities with respect to, and SEAC is not party to or bound by and its assets or property are no subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          SEAC has no material Liabilities that are required to be disclosed on a balance sheet in accordance with U.S. GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of SEAC as of December 31, 2020 (the “SEAC Balance Sheet”); (ii) Liabilities which have arisen after the date of the SEAC Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by SEAC of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of SEAC or Sponsor, including with respect to legal, accounting or other advisors incurred by SEAC in connection with the transactions contemplated by this Agreement.

(d)          Since December 31, 2020, except as expressly contemplated by this Agreement, there has not been a SEAC Material Adverse Effect.

Section 4.13  Employees. Other than any officers as described in the SEAC SEC Documents, SEAC has never employed any employees or retained any contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by SEAC’s officers and directors in connection with activities on SEAC’s behalf in an aggregate amount not in excess of the amount of cash held by SEAC outside of the Trust Account, SEAC has no unsatisfied material liability with respect to any employee, officer or director. SEAC has never and does not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.

Section 4.14  Tax Matters. Except as set forth on Section 4.14 of SEAC’s Disclosure Letter:

(a)          SEAC has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material amounts of Tax Returns filed by SEAC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by SEAC for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)         SEAC has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)          No written claim has been made by a Taxing Authority in a jurisdiction where SEAC does not file a particular type of Tax Return, or pay a particular type of Tax, that SEAC is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The Income Tax Returns of SEAC made available to the Company, if any, reflect all of the jurisdictions in which SEAC is required to remit material Income Tax.

(d)          SEAC is not currently and has not been within the past five (5) years the subject of any Tax Proceeding respect to any Taxes or Tax Returns of or with respect to SEAC, no such Tax Proceeding is pending, and, to the Knowledge of SEAC, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against SEAC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of SEAC, no such deficiency has been threatened or proposed in writing against SEAC.

(e)          There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to SEAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. SEAC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of SEAC that would have a SEAC Material Adverse Effect following the date of the SEAC Balance Sheet.

(f)          SEAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)          There is no Lien for Taxes on any of the assets of SEAC, other than Permitted Liens.

(h)        SEAC (or its successor) will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing. SEAC has not owned any “controlled foreign corporation” within the meaning of Code Section 957.

(i)         SEAC has no Liability for Taxes of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). SEAC is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

Section 4.15  Compliance with Laws. SEAC is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to the conduct of the business of SEAC, and no uncured written notices have been received by SEAC from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.16  Inspections; Company. SEAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Target Companies. SEAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. SEAC agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Target Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

ARTICLE V

INTERIM OPERATING COVENANTS

Section 5.1  Company Interim Operating Covenants.

(a)          From the date hereof until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless SEAC shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization), (y) as set forth on Section 5.1(a) of the Company Disclosure Letter, or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (x), (xiv) or (xvi) of this Section 5.1(a), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19; provided, however, that NewCo or the Company, as applicable, shall notify SEAC, when reasonably practicable, prior to taking any actions pursuant to this clause (z) (or where such prior notification is not reasonably practicable, as promptly as possible thereafter), that are reasonably expected to result in material fees, costs, expenses or Liabilities incurred or payable by, or material decline in revenues of, the Target Companies, taken as a whole, (such notice to include reasonable details of such action or proposed action), NewCo and the Company shall, and shall cause the Target Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business, and NewCo and the Company shall not, and shall cause the Target Companies not to:

(i)           amend or otherwise modify any of the Governing Documents of any Target Company in any manner that would be adverse to SEAC or Sponsor, except as otherwise required by Law;

(ii)          make any material changes to its accounting policies, methods or practices, other than as required by IFRS or applicable Law;

(iii)          sell, issue, redeem, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of any Target Company (other than in connection with the Pre-Closing Reorganization) or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Interests of any Target Company;

(iv)         declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other Target Company, other than (A) to another Target Company, (B) repayments by the Company to its Affiliates in respect of advances made by such Persons to the Company as set forth on Section 5.1(a)(iv) of the Company Disclosure Letter or (C) to the extent such dividend, distribution or return of capital is paid out of Cash and Cash Equivalents;

(v)            adjust, split, combine or reclassify any of its Equity Interests;

(vi)          (A) incur, assume, or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (1) capital leases entered into in the Ordinary Course of Business, (2) Indebtedness for borrowed money not to exceed $10,000,000 in the aggregate, or (3) Indebtedness that relates to or is in respect of any Target Company Acquisition Target, (B) make any advances or capital contributions to, or investments in, any Person, other than (1) a Target Company, (2) Target Company Acquisition Target, or (3) in the Ordinary Course of Business, or (C) amend or modify in any material respect any Indebtedness for borrowed money (other than in connection with the incurrence of Indebtedness otherwise permitted by and in accordance with this Section 5.1(a)(vi); provided, that such amendment or modification is otherwise in compliance with this Section 5.1(a)(vi)); provided, however, that repayment of any Indebtedness made with funds out of the Cash and Cash Equivalents shall not be deemed an amendment or modification in respect of such Indebtedness and shall not require the consent of SEAC;

(vii)          commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (A) capital expenditures (other than those described in the immediately following clause (B)) made in the Ordinary Course of Business not to exceed $50,000,000 in the aggregate, (B) internally generated capitalized development costs incurred or payable by the Target Companies in the Ordinary Course of Business, or (C) commitments made pursuant to market access agreements; provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any commitment or entry into any agreement in respect of, any individual capital expenditure in excess of $10,000,000 by any Target Company;

(viii)         enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or enter into any Contract that if entered into prior to the date hereof would be a Material Contract, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would materially and adversely impact the Target Companies, taken as a whole;

(ix)          other than inventory and other assets acquired in the Ordinary Course of Business or pursuant to the terms and conditions of the DGC Agreement, acquire the business, properties or assets, including Equity Interests, of another Person, except, in each case, for acquisitions whose consideration is not greater than $25,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise); provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any acquisition by any Target Company of the business, properties or assets, including Equity Interests, of another Person for consideration in excess of $10,000,000;

(x)            propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Target Company, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(vii), and (C) as required or contemplated by this Agreement;

(xi)         compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) granting injunctive or other equitable remedy against a Target Company, (C) which imposes any material restrictions on the operations of businesses of the Target Companies, or (D) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii)         except as required under applicable Law (A) enter into any collective bargaining agreement or other agreement with any labor union, works council or similar organization relating to employees of the Target Companies or (B) terminate the employment (other than for cause) of any executive listed in Section 5.1(a)(xii)(B) of the Company Disclosure Letter;

(xiii)         sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than (A) inventory or products in the Ordinary Course of Business; (B) assets with an aggregate fair market value less than $5,000,000; (C) non-exclusive licenses of Owned Intellectual Property (1) granted to customers by any Target Company in the Ordinary Course of Business, (2) that are immaterial to the business of the Target Companies, or (3) whereby such Owned Intellectual Property is implicitly licensed; or (D) immaterial Owned Intellectual Property;

(xiv)         disclose any trade secrets and any other material confidential information of a Target Company to any Person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv)          fail to take any action required to maintain any material Insurance Policies of any Target Company in force (other than (A) substitution of an insurance policy by an insurance policy with substantially similar coverage, or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting), or knowingly take or omit to take any action that would reasonably be expected to result in any such insurance policy being void or voidable (other than (1) substitution of an insurance policy by an insurance policy with substantially similar coverage, (2) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting, or (3) actions in the Ordinary Course of Business);

(xvi)          enter into any new line of business or expand any existing line of business, including entering or expanding into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any Governmental Entity, including any Gaming Regulatory Authority, for the consummation of the transactions contemplated herein, where such authorization, approval, clearance, consent, action or non-action could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein;

(xvii)      enter into, renew or modify any Prohibited Affiliate Transaction; provided, that for avoidance of doubt, the repayment out of Cash and Cash Equivalents of any amounts owed under a loan or other form of Indebtedness to an Interested Party by a Target Company shall not be treated as a modification under this Section 5.1(a)(xvii);

(xviii)       except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a taxing authority or in connection with an automatic extension of time within which to file a Tax Return, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (H) surrender any right to claim any refund of a material amount of Taxes, or (I) take any action that would reasonably be expected to prevent, impair or impede the Intended 351 Treatment; or

(xix)          agree or commit to do any of the foregoing.

(b)          Nothing contained in this Agreement shall be deemed to give SEAC, directly or indirectly, the right to control or direct the Company or any operations of any Target Company prior to the Closing in violation of Antitrust Laws. Prior to the Closing, the Target Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2  SEAC Interim Operating Covenants.

(a)       During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of SEAC’s Disclosure Letter, SEAC shall not:

(i)           conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii)           amend or otherwise modify the Trust Agreement, that certain Warrant Purchase Agreement, dated October 1, 2020, by and between Sponsor and SEAC, that certain Letter Agreement, dated October 6, 2020, by and between SEAC, Sponsor and PJT, or the SEAC Governing Documents in any material respect;

(iii)          withdraw any funds from the Trust Account, other than as permitted by the SEAC Governing Documents or the Trust Agreement;

(iv)           make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable Law;

(v)           except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of SEAC’s Disclosure Letter (other than at the request of a taxing authority), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (H) surrender any right to claim any refund of a material amount of Taxes, or (I) take any action that would reasonably be expected to prevent, impair or impede the Intended 351 Treatment;

(vi)          other than in connection with a SEAC Share Redemption, sell, issue, redeem, assign, transfer, award, convey or otherwise dispose of (A) any of its Equity Interests, or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SEAC or Sponsor to issue, deliver or sell any Equity Interests of SEAC;

(vii)          other than the SEAC Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of SEAC;

(viii)          adjust, split, combine or reclassify any of its Equity Interests;

(ix)           reduce the exercise price of any SEAC Warrant;

(x)        incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi)         enter into any transaction or Contract with Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by SEAC to Sponsor, SEAC’s officers or directors, or any Affiliate of Sponsor or SEAC’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii)        compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by SEAC not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against SEAC (C) which imposes any material restrictions on the operations of businesses of SEAC, or (D) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiii)          enter into, renew, modify or revise any Contract or agreement with any SEAC Affiliate; or

(xiv)          agree or commit to do any of the foregoing.

(b)        Nothing contained in this Agreement shall be deemed to give NewCo or the Company, directly or indirectly, the right to control or direct SEAC prior to the Closing in violation of Antitrust Laws. Prior to the Closing, SEAC shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

Section 6.1  Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the IASB Financial Statements), the transactions contemplated by this Agreement. Each of NewCo and the Company shall, and shall cause the other Target Companies to, use its and their commercially reasonable efforts, and SEAC shall cooperate in all reasonable respects with NewCo and the Company, to send the requisite notice to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent); provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing. Any payment made by a Target Company pursuant to the foregoing first proviso without SEAC’s prior written consent shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

Section 6.2  Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice SEAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the SEAC Governing Documents, at the Closing, SEAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (i) all amounts payable to SEAC Stockholders who shall have validly elected to redeem their shares of SEAC Class A Common Stock pursuant to the SEAC A&R Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (ii) pay all amounts payable pursuant to Section 2.2.

Section 6.3  Listing. During the Pre-Closing Period, SEAC shall use reasonable best efforts to ensure SEAC remains listed as a public company on, and for the SEAC Class A Common Stock and SEAC Public Warrants to be listed on, the Stock Exchange. Prior to Closing, NewCo shall cooperate with SEAC and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to ensure NewCo is listed as a public company on, and for the NewCo Common Shares and the NewCo Warrants to be listed on, the Stock Exchange.

Section 6.4 Equity Incentive Plan.

(a)         Prior to the Closing Date, NewCo shall approve and adopt, and SEAC shall use its reasonable best efforts to approve, an incentive equity plan substantially in the form attached hereto as Exhibit J (with such changes as may be agreed in writing by SEAC and the Company) (the “Equity Incentive Plan”), pursuant to which a number of shares equal to approximately nine percent (9%) of the sum of (x) NewCo Common Shares in issue immediately after the Merger Effective Time plus (y) securities convertible into NewCo Common Shares in issue immediately after the Merger Effective Time will be reserved for issuance to employees and other service providers of the Company from and after the Closing, and which shall provide for an annual “evergreen” increase of not more than three percent (3%) of the shares of NewCo outstanding as of the last day of each fiscal year following the Closing.

(b)        Prior to the Closing Date, NewCo shall approve and adopt, and SEAC shall use its reasonable best efforts to approve, an employee stock purchase plan substantially in the form attached hereto as Exhibit K (with such changes as may be agreed in writing by SEAC and the Company) (the “ESPP”), pursuant to which a number of shares equal to approximately one percent (1%) of the sum of (x) NewCo Common Shares outstanding immediately after the Merger Effective Time plus (y) securities convertible into NewCo Common Shares outstanding immediately after the Merger Effective Time will be reserved for issuance to employees of the Company from and after the Closing, and which shall provide for an annual “evergreen” increase of not more than one percent (1%) of the shares of NewCo outstanding as of the last day of each fiscal year following the Closing.

Section 6.5 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, that effective as of and subject to the consummation of the Closing, the obligation to not disclose the transactions contemplated hereby set forth in Section 2 of the Confidentiality Agreement shall terminate and be of no further force and effect. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SEAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6  Access to Information.

(a)          During the Pre-Closing Period, upon reasonable prior written notice, the Target Companies shall afford the representatives of SEAC reasonable access, during normal business hours, to the properties, books and records of the Target Companies and furnish to the representatives of SEAC such additional financial and operating data and other information regarding the business of the Target Companies as SEAC or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the Target Companies may do so without violating any obligations to any third party and to the extent that the Target Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that SEAC shall abide by the terms of the Confidentiality Agreement). SEAC agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Target Companies as a result of providing such access (which shall be treated as SEAC Transaction Expenses hereunder).

(b)       SEAC shall coordinate its access rights pursuant to Section 6.6(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Target Companies.

(c)         Notwithstanding anything to the contrary in this Section 6.6, no Target Company or any of its representatives shall be required to disclose any information to SEAC during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Target Companies or of third parties, cause a violation of any Target Company’s obligations with respect to confidentiality, or violate any applicable Privacy Requirement, or (iii) contravene any applicable Contracts or Laws.  The Company and SEAC shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the immediately preceding sentence apply. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, SEAC and its representatives shall not contact any suppliers to, or customers or other material business relationships of, any Target Company in relation to the transactions contemplated by this Agreement and SEAC shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 6.7  Notification of Certain Matters.

(a)          During the Pre-Closing Period, the Company and NewCo shall promptly disclose to SEAC in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(a)(v) to be satisfied.

(b)          During the Pre-Closing Period, the Company and NewCo shall provide prompt written notice to SEAC upon any Executive becoming aware that any Target Company Acquisition Target has received any notice (whether orally or in writing) from any Gaming Regulatory Authority in the United States notifying such Target Company Acquisition Target that there are any circumstances relating to any of the directors, officers or stockholders of the Company which have affected, or would be reasonably likely to materially affect, the ability of any Target Company Acquisition Target to obtain or maintain any Target Company Acquisition Target Relevant License upon the consummation of the acquisition of such Target Company Acquisition Target by any Target Company; provided, however, that the failure of the Company or NewCo to provide prompt written notice to SEAC as contemplated by this Section 6.7(b) shall not be deemed a breach or failure to perform in any material respect any covenant contained in this Agreement by the Company or NewCo that permits SEAC to terminate this Agreement pursuant to Section 7.1(e).

(c)        During the Pre-Closing Period, SEAC shall promptly disclose to the Company in writing any development, fact or circumstance of which SEAC has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

Section 6.8  Pre-Closing Litigation. During the Pre-Closing Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is (a) brought, or, to the knowledge of SEAC, threatened in writing, against SEAC or the SEAC Board by any of SEAC’s stockholders prior to the Closing, or (b) brought, or, to the knowledge of the Company, threatened in writing, against any of the Target Companies or the NewCo Board or the board of directors of the Company by any Company or NewCo stockholder prior to the Closing, SEAC, or the Company, as applicable, shall promptly notify the Company or SEAC, as applicable, of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each of SEAC or the Company shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable to withhold, condition or delay such consent if any such settlement (i) does not provide for a legally binding, full, unconditional and irrevocable release of the other Party or any of its respective Affiliates and representatives that are the subject of such litigation, (ii) provides for (A) the payment of cash any portion of which is payable by the other Party or any of its Affiliates or representatives thereof or would constitute liability that would be accrued on a balance sheet in accordance with IFRS or U.S. GAAP, as applicable, whether or not such liabilities are due and payable as of such time or (B) any non-monetary, injunctive, equitable or similar relief against the other Party or any of its Affiliates or representatives thereof or (iii) contains an admission of wrongdoing or liability by the other Party or any of its Affiliates or representatives thereof.

Section 6.9 Regulatory Approvals; Efforts.

(a)         As soon as reasonably practicable following the date hereof, (i) the UK Licensee and the Malta Licensees shall file the NewCo Change-of-Control Applications with the UKGC and the MGA, respectively, (ii) the relevant Target Companies shall file such other requests for approval and notifications as set forth on Section 6.9 of the Company Disclosure Letter on or before the relevant dates set out in Section 6.9 of the Company Disclosure Letter, and (iii) the relevant Target Companies shall use commercially reasonable efforts to obtain approval of the NewCo Change-of-Control Applications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as SEAC Transaction Expenses hereunder.

(b)          The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and representatives), as the case may be, and any Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, in person, by video or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)          Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.9(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d)          SEAC shall not take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent any required approvals, expiration of the waiting period, or the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Laws.

(e)         Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.5, nothing in this Section 6.8 shall require NewCo, the Company, SEAC or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates or investment of NewCo, the Company, SEAC or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of NewCo, the Company, SEAC or their respective Affiliates or investment of NewCo, the Company, SEAC or their respective Affiliates, or any interests therein.

Section 6.10  Communications; Press Release; SEC Filings; SEAC Warrants.

(a)          Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of SEAC and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the SEAC SEC Documents and the NewCo SEC Filings to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.10, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b)          As promptly as practicable following the date hereof (but in any event within four (4) Business Days thereafter), SEAC shall prepare and file a current report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). SEAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SEAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c)         As promptly as reasonably practicable after the date hereof, but in any event following the delivery of any information required to be delivered by NewCo pursuant to this Section 6.10, (i) SEAC and NewCo shall prepare and NewCo shall file with the SEC a pre-effective Registration Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the rules and regulations promulgated thereunder (it being understood that the Registration Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used as the Proxy Statement for the purpose of (A) providing SEAC Stockholders with the opportunity to participate in the SEAC Share Redemption and (B) soliciting proxies from the SEAC Stockholders to vote at the SEAC Stockholder Meeting in favor of the SEAC Stockholder Voting Matters).

(d)        Prior to filing with the SEC, NewCo will make available to SEAC drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide SEAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. NewCo will advise SEAC promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto, and (vi) requests by the SEC for additional information in connection with the Registration Statement. NewCo shall promptly respond to any comments of the SEC on the Registration Statement, and shall use its commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, NewCo will make available to SEAC drafts of any such response and provide SEAC with reasonable opportunity to comment on such drafts.

(e)         As promptly as reasonably practicable after the date hereof, but in any event following the delivery of any information required to be delivered by NewCo pursuant to this Section 6.10 and the preparation and filing of the Registration Statement contemplated in the foregoing clause (d), SEAC and NewCo shall prepare and SEAC shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (i) providing SEAC Stockholders with the opportunity to participate in the SEAC Share Redemption and (ii) soliciting proxies from the SEAC Stockholders to vote at the SEAC Stockholder Meeting in favor of the SEAC Stockholder Voting Matters. SEAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SEAC Board in accordance with Section 6.10(m), at such time as reasonably agreed by SEAC and NewCo promptly following the SEC Clearance Date.

(f)          Prior to filing with the SEC, SEAC will make available to NewCo drafts of the Proxy Statement (to be filed as part of the Registration Statement) and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide NewCo with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SEAC will advise NewCo promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Proxy Statement has been filed, (ii) (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Proxy Statement, (iv) any request by the SEC for amendment of the Proxy Statement, (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto, and (vi) requests by the SEC for additional information in connection with the Proxy Statement. SEAC shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, SEAC will make available to NewCo drafts of any such response and provide NewCo with reasonable opportunity to comment on such drafts.

(g)          If at any time prior to the Closing (including prior to the SEAC Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement so that the Registration Statement and/or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the SEAC Stockholders) any such amendment or supplement to the Registration Statement or Proxy Statement containing such information; provided, that no information received by SEAC or the Company pursuant to this Section 6.10(g) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(h)          The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by SEAC under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional SEAC Filings”) shall include disclosure regarding the Target Companies and the business of the Target Companies and the Target Companies’ management, operations and financial condition and a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by NewCo under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional NewCo Filings”) shall include disclosure regarding SEAC and the business of SEAC and SEAC’s management, operations and financial condition. Accordingly, NewCo agrees to, and agrees to cause the Target Companies to, as promptly as reasonably practicable, provide SEAC with all information concerning the Target Companies and SEAC agrees to as promptly as reasonably practicable provide NewCo with all information concerning SEAC and, in each case, their respective business, management, operations and financial condition, in each case, that is reasonably requested by SEAC with respect to NewCo and by NewCo with respect to SEAC to be included in the Proxy Statement or the Registration Statement, the Closing Form 20-F, the Additional SEAC Filings, the Additional NewCo Filings or any other SEAC SEC Filing, in each case as applicable. NewCo shall make, and shall cause Target Companies to make, and SEAC shall make and each shall cause their respective Affiliates, directors, officers, managers and employees to make, available to the other its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, the Registration Statement, the Closing Form 20-F, the Additional SEAC Filings and the Additional NewCo Filings, as reasonably requested by the other party, and responding in a timely manner to comments thereto from the SEC. SEAC and NewCo shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act, applicable blue sky Laws and the rules and regulations thereunder and any other applicable Laws, and SEAC and NewCo shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, NewCo and SEAC shall reasonably cooperate in connection with (i) preparation for inclusion in the Registration Statement and the Closing Form 20-F of pro forma financial statements that comply with the requirements of Regulation S-X of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement, the transactions set forth under this Agreement or applicable Law.

(i)          At least five (5) days prior to Closing, NewCo shall begin preparing a shell company report on Form 20-F in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 20-F (the “Closing Form 20-F”). NewCo shall provide SEAC with a reasonable opportunity to review and comment on the Closing Form 20-F prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). NewCo shall not file any such documents with the SEC without the prior written consent of SEAC (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, SEAC shall distribute the Closing Press Release, and promptly thereafter, NewCo shall file the Closing Form 20-F with the SEC.

(j)          As promptly as reasonably practicable, but in no event later than August 31, 2021, the Company and NewCo shall deliver true and complete copies of each of (i) the audited consolidated balance sheets of the Company and its Subsidiaries (or any required predecessor entities) as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and its Subsidiaries for the years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company and its Subsidiaries’ independent auditors, in each case, prepared in accordance with IFRS, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC, and audited in accordance with the standards of the IASB (collectively, the “IASB Financial Statements”), (ii) unaudited financial statements of the Company and its Subsidiaries, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, as at and for the six-month period ended June 30, 2021, prepared in accordance with IFRS, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC, (iii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Company and its Subsidiaries, as applicable, required at such time under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including any pro forma financial information required under the applicable rules and regulations and guidance of the SEC), and (iv) all selected financial data of the Company and its Subsidiaries required to be included in the Registration Statement (each of clauses (i) through (iv) above, collectively, the “SEC Financial Statements”).

(k)          During the Pre-Closing Period, each of SEAC and NewCo will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(l)          Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Registration Statement, the Proxy Statement, the Additional SEAC Filings, the Additional NewCo Filings, any other SEAC SEC Filing, any other NewCo SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the effective time of the Registration Statement, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SEAC Stockholders, (iv) the time of the SEAC Stockholder Meeting, or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(m)        SEAC shall, as promptly as practicable following the SEC Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 6.10(e)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of the SEAC Stockholder Meeting. Without the prior written consent of NewCo, the SEAC Stockholder Voting Matters shall be the only matters (other than procedural matters or any other matters required by applicable Law) which SEAC shall propose to be acted on by the SEAC Stockholders at the SEAC Stockholder Meeting. SEAC shall convene and hold a meeting of SEAC Stockholders, for the purpose of obtaining the approval of the SEAC Stockholder Voting Matters, which meeting shall be held as soon as practicable after SEAC commences the mailing of the Proxy Statement to the SEAC Stockholders (which date shall be mutually agreed with the Company) but in any event not more than thirty (30) days after such date. SEAC shall use its reasonable best efforts to take all actions necessary to obtain the approval of the SEAC Stockholder Voting Matters at the SEAC Stockholder Meeting, including as such SEAC Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SEAC Stockholder Voting Matters. SEAC shall, through the SEAC Board, recommend to the SEAC Stockholders that they vote in favor of the SEAC Stockholder Voting Matters and shall include such recommendation in the Proxy Statement (the “SEAC Board Recommendation”). The SEAC Board shall not (and no committee or subgroup thereof shall) (i) except as otherwise required by applicable Law, change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SEAC Board Recommendation, (ii) adopt, approve, endorse or recommend any SEAC Competing Transaction, (iii) except as otherwise required by applicable Law, following a request in writing by NewCo that the SEAC Board Recommendation be reaffirmed publicly (it being agreed that NewCo may only make two (2) requests pursuant to this clause (iii)), fail to reaffirm publicly the SEAC Board Recommendation within ten (10) day after the Company made such request, or (iv) agree to take any of the foregoing actions.

(n)        SEAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SEAC Stockholder Meeting for the purpose of seeking approval of the SEAC Stockholder Voting Matters shall not be affected by any intervening event or circumstance (including a change in the SEAC Board Recommendation), and SEAC agrees to establish a record date for, duly call, give notice of, convene and hold the SEAC Stockholder Meeting and submit for the approval of the SEAC Stockholders the SEAC Stockholder Voting Matters, in each case as contemplated by this Section 6.10(n), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SEAC shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of NewCo, shall) postpone or adjourn the SEAC Stockholder Meeting on one or more occasions for an aggregate period of no longer than twenty (20) Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the SEAC Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law is disclosed to SEAC Stockholders and for such supplement or amendment to be promptly disseminated to SEAC Stockholders prior to the SEAC Stockholder Meeting; (ii) if, as of the time for which the SEAC Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of SEAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SEAC Stockholder Meeting; (iii) to seek withdrawals of redemption requests from SEAC Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SEAC Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the SEAC Stockholder Meeting shall be reconvened as promptly as practicable following such time, as the matters described in such clauses have been resolved.

(o)          During the Pre-Closing Period, SEAC shall use its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the SEAC Warrants, including the effect of any such guidance on SEAC’s historical financial statements, the SEAC SEC Documents and the SEAC SEC Filings in a manner reasonably acceptable to NewCo.  SEAC will regularly provide the Company with information as to its progress addressing such guidance, and will consult with the Company in good faith prior to taking any definitive position or action (such definitive position or action to be reasonably acceptable to NewCo) with respect thereto; provided, that the foregoing shall not prevent SEAC from taking any position that SEAC Board, after consultation with its advisors, has reasonably determined is required to comply with such guidance.  At the request of the Company, SEAC will, no later than the SEAC Stockholder Meeting, seek an amendment of the outstanding SEAC Warrants (including seeking any consent of the holders of SEAC Warrants to the extent required by the terms of the SEAC Warrants) to cause such SEAC Warrants prior to Closing to not be treated as liabilities on the balance sheet of SEAC and to enable NewCo, following the Closing, to account for such warrants as equity on the financial statements of Newco, and, to the extent such amendment(s) require consent of the holders of SEAC Warrants, SEAC shall recommend to the holders of the SEAC Warrants entitled to vote thereon that the proposed amendment(s) be approved; provided, that (i) any such request shall come to SEAC in writing from the Company no later that at least ten (10) Business Days prior to the SEC Clearance Date, (ii) any vote with respect to the foregoing amendment(s) shall not be a SEAC Stockholder Voting Matter, and the approval or execution of any such amendment by or on behalf of the holders of SEAC Warrants shall not be required as a condition to closing or otherwise affect, in any way, the consummation of the transactions contemplated hereby, and (iii) in the event such consent solicitation of the holders of SEAC Warrants is to be conducted at a meeting of such SEAC Warrant holders, such meeting shall be held on the same day as, and in coordination with, the SEAC Stockholder meeting.

Section 6.11  Expenses. Except as otherwise provided in this Agreement (including, without limitation, Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event this Agreement is terminated prior to the Closing in accordance with Article VII, the Company shall promptly reimburse SEAC for fifty percent (50%) of its reasonable documented expenses incurred by it in connection with seeking the amendments to the SEAC Warrants contemplated by Section 6.10(o).

Section 6.12  Directors and Officers.

(a)          Indemnification. Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, NewCo and the Surviving Company (i) shall and shall cause each Target Company and the Surviving Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Target Company, the Surviving Company or SEAC, in each case, as in effect as of the date hereof (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of SEAC, any Target Company or the Surviving Company (collectively, with such Person’s heirs, executors or administrators, the “Target Indemnified Persons”), (ii) shall fulfill and honor the obligations of NewCo, the Surviving Company, SEAC or any of the Target Companies under the D&O Provisions with respect to each Target Indemnified Person, and (iii) shall not, and shall not permit any Target Company or the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Target Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Target Indemnified Person (it being agreed that each Target Indemnified Person shall be a third party beneficiary of this Section 6.12) or as otherwise required by applicable Law. After the Closing, in the event that any Target Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, NewCo or the Surviving Company shall cause proper provision to be made so that the successors of the Target Company shall succeed to and be bound by the obligations set forth in this Section 6.12.

(b)          Tail Policy. At or prior to the Closing Date, SEAC shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Target Company’s and SEAC’s directors’ and officers’ liability insurance policies covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company’s or SEAC’s existing policies (the “Tail Policy”); provided, that in no event shall SEAC be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and SEAC with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes unavailable at or below the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of NewCo.

Section 6.13  Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither NewCo nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SEAC without the prior written consent of SEAC.

Section 6.14  Constitutional Documents. Promptly following the date hereof, but in no event later than one (1) Business Day prior to the filing of the Registration Statement pursuant to Section 6.10, SEAC and NewCo shall reasonably agree upon the form of the NewCo Amended and Restated Memorandum of Incorporation and Articles of Incorporation (collectively, the “NewCo Governing Documents”), which shall include, among others, provisions relating to a classified board and customary provisions for indemnification of directors and officers of a public company. Immediately prior to the Closing, NewCo shall adopt the NewCo Governing Documents in accordance with the provisions hereof and the applicable provisions of the Guernsey Companies Law.

Section 6.15  Exclusivity.

(a)         From the date hereof, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, NewCo shall not, and shall cause the Target Companies, its controlled Affiliates, its representatives and each of their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than SEAC and Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to any Target Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Target Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided, that none of the foregoing restrictions shall prohibit any Target Company from taking the actions permitted by the exceptions set forth in Section 5.1(a)(ix) or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 6.15(a). NewCo shall, and shall cause the Target Companies, its controlled Affiliates and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b)          From the date hereof, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, Sponsor and SEAC shall not, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives not to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than NewCo (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a SEAC Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a SEAC Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to SEAC or any of its assets or businesses, or afford access to the assets, business, properties, books or records of SEAC to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a SEAC Competing Transaction; (iv) approve, endorse or recommend any SEAC Competing Transaction; or (v) enter into a SEAC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a SEAC Competing Transaction or publicly announce an intention to do so. SEAC and Sponsor shall, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SEAC Competing Transaction.

Section 6.16  De-Listing. Prior to Closing, SEAC shall cooperate with NewCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list SEAC’s Class A Common Stock and SEAC Public Warrants from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Merger Effective Time (and in any event no later than five (5) Business Days thereafter).

Section 6.17  Tax Matters.

(a)        On or prior to the Closing Date, NewCo shall file an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of formation, and the Company shall provide a copy of the IRS Form 8832 to SEAC at Closing.

(b)       SEAC, NewCo and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended 3551 Treatment. The Parties intend that, following the Merger, NewCo causes the Surviving Company, directly or indirectly, to continue SEAC’s historic business or use a significant portion of SEAC’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d) provided, that, notwithstanding the foregoing, NewCo and the Surviving Company agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to cause SEAC to liquidate for U.S. federal income tax purposes.

(c)         This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d)          SEAC, NewCo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(e)          Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has a reasonable basis to believe that either (i) the Merger may not qualify as a reorganization under Section 368(a) of the Code or (ii) the Pre-Closing Reorganization, taken together with the Merger, may not qualify as an exchange under Section 351 of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). In the event the SEC requests or requires a tax opinion regarding the United States tax consequences of the Merger or Pre-Closing Reorganization, SEAC, NewCo and the Company shall reasonably cooperate with each other for purposes of obtaining such tax opinion, including to execute and deliver customary tax representation letters in form and substance reasonably satisfactory to applicable tax counsel and the applicable party requesting such information.

(f)          The Company shall cause all Transfer Taxes to be paid. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(g)          The Pre-Closing Holders and the Target Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, on the Closing Date as between the Pre-Closing Holders or any predecessor or Affiliate thereof, on the one hand, and any Target Company, on the other hand, for all Taxes imposed by any Taxing Authority or other Governmental Entity, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.  SEAC shall terminate or cause to be terminated any and all Tax Sharing Agreements to which SEAC is a party on or before the Closing Date and there shall be no continuing obligation to make payments under any such Tax Sharing Agreements.

(h)        Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Holders and the SEAC Stockholders (as determined prior to the effective time of the Merger) information reasonably necessary to compute income of any such holder (or its direct or indirect owners), if applicable to such holder, arising as a result of NewCo’s or the Company’s and its Subsidiaries’ status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

(i)           Inversion Analysis.

(i)          The Company shall engage qualified U.S. tax advisors reasonably acceptable to SEAC (the parties agreeing that Ernst & Young LLP is so qualified) (the “Accounting Firm”) to provide the Company and SEAC with a written analysis and conclusion, in each case, delivered in form and substance reasonably acceptable to each of the Company and SEAC acting in good faith (provided that the Inversion Analysis shall not take the form of a written tax opinion and the use in this Agreement of “should”, “will”, and similar terms do not suggest or require any tax opinion level determination) (the “Inversion Analysis”), that the transactions contemplated by this Agreement and the Ancillary Agreements should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874.

(ii)           The Inversion Analysis shall be delivered to the Company and SEAC as soon as reasonably practical after the date hereof but in no event later than forty-five (45) days after the date hereof (the “Inversion Analysis Outside Date”).

(iii)          From the date hereof until the Inversion Analysis Outside Date (the “Initial  Review Period”):

(A)            The Company shall (A) cause its tax advisors to regularly update SEAC on the Inversion Analysis in writing or via meetings at such times that are reasonably requested by SEAC or its third-party advisors; (B) use its reasonable best efforts to provide preliminary drafts of the Inversion Analysis setting forth any preliminary analysis and conclusions with respect to the Inversion Analysis (to the extent such analysis and conclusions are made available to the Company and as determined in the reasonable discretion of the Company acting in good faith) to SEAC for its review and comment (the information and analysis described in the foregoing clauses (A) and (B), the “Preliminary Inversion Analysis”).

(B)            The Company and SEAC shall use reasonable best efforts to work together in good faith to address and resolve any questions or comments that are raised by either Party with respect to the Preliminary Inversion Analysis and the Inversion Analysis and the Company shall use reasonable best efforts to cause the Accounting Firm to timely incorporate and address any reasonable comments or questions, as applicable.

(C)            Upon the written request of the Company, SEAC and the Company shall use reasonable best efforts to provide such cooperation as is reasonably necessary for preparation and delivery of the Preliminary Inversion Analysis and the Inversion Analysis, as applicable; provided, that neither SEAC nor the Company shall be required to disclose any information or materials that are (a) privileged attorney-client communications or attorney work product the disclosure of which would reasonably be expected to result in a material and adverse impact to either SEAC or the Company, as applicable, or (b) required to be kept confidential by SEAC or the Company pursuant to applicable Law or Contract.

(iv)        If the  Inversion Analysis concludes that the transactions contemplated by this Agreement and the Ancillary Agreements  cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874 then the Company and SEAC shall  use commercially reasonable efforts, and shall direct their respective third-party advisors, legal counsel, investment bankers, or other representatives to use commercially reasonable efforts, to work together in good faith for a period of thirty-five (35) days (the “Inversion Amendment Period”), to execute an amendment to this Agreement and the Ancillary Agreements (the “Inversion Amendment”), as necessary, in a manner that permits the Company and SEAC to conclude (acting reasonably and in good faith) the transactions contemplated by this Agreement and the Ancillary Agreements (in each case, as may be amended pursuant to the Inversion Amendment) should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874; provided, that no Party shall be required to execute any such Inversion Amendment to the extent that such Party reasonably determines in good faith that any such amendment would have a material and adverse impact on such Party or its Affiliates as compared to the original terms of this Agreement and the Ancillary Agreements.

(v)           If the Parties have not executed the Inversion Amendment on or before the last day of the Inversion Analysis Review Period, then on or after the day after the last day of the Inversion Analysis Review Period, this Agreement may be terminated by the Company or SEAC pursuant to Section 7.1(g).  For the avoidance of doubt, no Party shall have a right to terminate this Agreement pursuant to Section 7.1(g) if the Accounting Firm concludes in the Inversion Analysis delivered in accordance with this Section 6.17(i) the transactions contemplated by this Agreement and the Ancillary Agreements should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874.

Section 6.18  Company Required Approval. Prior to the Closing, and in any event prior to the consummation of the Pre-Closing Reorganization, NewCo and the Company shall obtain the Company Required Approval and promptly deliver evidence of the same to SEAC.

Section 6.19  Pre-Closing Reorganization. NewCo and the Company shall take, and shall cause to be taken, all actions and do all things in order to effect the Pre-Closing Reorganization effective immediately prior to the Closing.

ARTICLE VII

TERMINATION

Section 7.1  Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a)          by the mutual written consent of the Company and SEAC;

(b)        by the Company or SEAC by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c)          by the Company or SEAC by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date;

(d)        by the Company, if SEAC breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SEAC by the Company, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) Business Days after receipt of such written notice (if the date that is thirty (30) Business Days after receipt of such written notice shall fall on a date that is after the Outside Date, the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion), and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)          by SEAC, if the Company or NewCo breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or NewCo breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to SEAC’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(a)(v) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company or NewCo, as applicable, by SEAC, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) Business Days after the receipt of such written notice (if the date that is thirty (30) Business Days after receipt of such written notice shall fall on a date that is after the Outside Date, the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion), and SEAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to SEAC if SEAC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)          by written notice from either the Company or SEAC to the other if the Required Vote is not obtained at the SEAC Stockholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(f) shall not be available to SEAC if SEAC has materially breached any covenant or agreement set forth in Section 6.15(b) or in the fourth or fifth sentence of Section 6.10(m) and such material breach is the primary cause of or has resulted in the failure of the Required Vote to be obtained.

(g)        by the Company or SEAC, in each case, if the Inversion Analysis concludes that the transactions contemplated by this Agreement and the Ancillary Agreements  cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874 and the Parties have not executed an Inversion Amendment on or prior to the last day of the Inversion Amendment Period; provided, however, that the right to terminate this Agreement pursuant to this (g) shall not be available to any Party that has materially breached any of its covenants or agreements under Section 6.17(i); provided, further, that the Company or SEAC shall have no right to terminate the Agreement pursuant to this Section 7.1(g) prior to the last day of the Inversion Amendment Period or after 10 Business Days following the last day of the Inversion Amendment Period.

Section 7.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.10(a), Section 6.11, this Section 7.2 and Article VIII of this Agreement, and any other Section or Article of this Agreement referenced in Section 6.10(a), Section 6.11, this Section 7.2 or Article VIII which are required to survive in order to give appropriate effect to Section 6.10(a), Section 6.11, this Section 7.2 and Article VIII, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SEAC, the Company, Sponsor and NewCo. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the SEAC Stockholder Voting Matters at the SEAC Stockholder Meeting so long as such amendment or waiver would not require the further approval of the SEAC Stockholders under applicable Law without such approval having first been obtained.

Section 8.2  Waiver of Remedies; Survival of Representations and Warranties.

(a)          Except (i) in the case of Fraud, (ii) as set forth in Section 7.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the NewCo Parties shall have no liability to SEAC, Sponsor, the Target Companies or its and their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “SEAC Parties”) for any and all losses that are sustained or incurred by any of the SEAC Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 7.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the SEAC Parties shall have no liability to NewCo and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “NewCo Parties”) for any and all losses that are sustained or incurred by any of the NewCo Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of SEAC’s or Sponsor’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b)         The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 8.3  Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to NewCo, the Company or Merger Sub: Kingsway House, Havilland Street St. Peter Port, Guernsey GYI 2QE Attention: Sarah Imossi Email: sarah@sghc.com with a copy to (which shall not constitute notice):
Cooley (UK) LLP
Dashwood
69 Old Broad Street
London EC2M 1QS, UK
Attention: Justin Stock, Garth Osterman and Miguel J. Vega
Email: jstock@cooley.com, gosterman@cooley.com and mvega@cooley.com

Notices to SEAC and Sponsor: Golden Bear Plaza 11760 US Highway 1, Suite W506 North Palm Beach, FL 33408 Attention: Eric Grubman; John Collins Email: ericgrubman@comcast.net and jcollins@seahllc.com with a copy to (which shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Carl Marcellino, Paul Tropp and Rachel Phillips
Email: carl.marcellino@ropesgray.com, paul.tropp@ropesgay.com and rachel.phillips@ropesgray.com

Section 8.4  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

Section 8.5  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.6  Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement unless specifically noted otherwise. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive and shall mean “and/or” unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with IFRS or U.S. GAAP, as applicable. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in U.S. dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to SEAC if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to SEAC’s representatives (including counsel) via electronic mail, in each case, no later than 5:00p.m. Eastern time on the day immediately prior to the date hereof.

Section 8.7  Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding term sheet by and between SEAC and the Company, dated as of January 29, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.8  Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.9  Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of, (a) first, the Chancery Court of the State of Delaware or (b) if such court declines jurisdiction, then the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.10  Trust Account Waiver. Each of the Company and NewCo acknowledges that SEAC has established the Trust Account for the benefit of its public SEAC Stockholders, which holds proceeds of its initial public offering. For and in consideration of SEAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and NewCo, for itself and its respective Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public SEAC Stockholders upon the redemption of their shares and (ii) the underwriters of SEAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between SEAC, on the one hand, and NewCo or the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company and NewCo agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SEAC and Sponsor to induce SEAC and Sponsor to enter in this Agreement, and each of the Company and NewCo further intends and understands such waiver to be valid, binding and enforceable against the Company and NewCo and each of their respective Affiliates that it has the authority to bind under applicable Law. To the extent the Company or NewCo or any of their respective Affiliates that the Company or NewCo has the authority to bind commences any action or Proceeding against SEAC or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to SEAC, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against SEAC, its Affiliates or its representatives, each of the Company and NewCo hereby acknowledges and agrees that each of the Company’s, NewCo’s and such Affiliates’ sole remedy shall be against assets of SEAC or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company, NewCo or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 8.11  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.12  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Target Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 8.13  Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 8.14  No Recourse. Except for claims pursuant to any Ancillary Agreement by any party(ies) thereto against a Non-Party Affiliate (as defined below) and in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to:  (a) this Agreement; (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement); (c) any breach of this Agreement; and (d) any failure of the Merger to be consummated, may be made only against the persons that are expressly identified as Parties to this Agreement and not against any Non-Party Affiliate.  Except for claims pursuant to any Ancillary Agreement by any party(ies) thereto against a Non-Party Affiliate and in the case of Fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (each of the foregoing, a “Non-Party Affiliate”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Non-Party Affiliate from any such liability or obligation.

Section 8.15  Legal Representation.

(a)          NewCo.

(i)          Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Cooley LLP or Cooley (UK) LLP (or any successor thereto) (together, “Cooley”) and Carey Olsen (Guernsey) LLP may represent any Target Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “NewCo Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Target Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the NewCo Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)          Each of SEAC, the Sponsor and NewCo acknowledges that the foregoing provision applies whether or not Cooley provides legal services to the Target Companies after the Closing Date. Each of SEAC, Sponsor and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications among Cooley, the Target Companies or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Target Companies and is exclusively controlled by the Target Companies and shall not pass to or be claimed by NewCo, SEAC or Sponsor. From and after the Closing, none of SEAC, Sponsor or any Person purporting to act on behalf of or through SEAC, Sponsor or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of SEAC and Sponsor, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among Cooley, any Target Company or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any NewCo Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between SEAC or Sponsor, on the one hand, and a third party other than a Target Company, on the other hand, SEAC and Sponsor may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither SEAC nor Sponsor may waive such privilege without the prior written consent of a Target Company.

(b)          SEAC.

(i)            Each Waiving Party hereby agrees that Ropes & Gray LLP (or any successor thereto) (“Ropes”), Ogier (Guernsey) LLP (“Ogier”) and Blank Rome LLP, CMS Cameron McKenna Nabarro Olswang LLP and Aird & Berlis LLP (collectively, “Regulatory Counsel” and together with Ropes and Ogier, “SEAC Counsel”) may represent SEAC or Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of SEAC or Sponsor (including the Target Companies and Sponsor), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “SEAC Post-Closing Representation”) notwithstanding its representation (or any continued representation) of SEAC or Sponsor in connection with the transactions contemplated by this Agreement, and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the SEAC Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)          Each of SEAC and NewCo acknowledges that the foregoing provision applies whether or not SEAC Counsel provides legal services to SEAC or Sponsor after the Closing Date. Each of SEAC and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications among SEAC Counsel, SEAC, Sponsor or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Sponsor and is exclusively controlled by Sponsor and shall not pass to or be claimed by SEAC or any of the Target Companies. From and after the Closing, none of SEAC, NewCo nor any Person purporting to act on behalf of or through SEAC, NewCo or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of SEAC and NewCo, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among SEAC Counsel, SEAC, Sponsor or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any SEAC Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between SEAC or NewCo, on the one hand, and a third party other than Sponsor, on the other hand, SEAC or NewCo may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of SEAC or NewCo may waive such privilege without the prior written consent of Sponsor.

Section 8.16  Acknowledgements.

(a)          Company and NewCo. Each of the Company and NewCo specifically acknowledges and agrees to SEAC’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement, whether made by SEAC, Sponsor or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Target Companies and their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SEAC, the Sponsor, their Affiliates or representatives by either SEAC or Sponsor or any of their respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement. SEAC specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, no Target Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of the Company and NewCo specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement, neither SEAC nor Sponsor makes, nor has SEAC or Sponsor made, any other express or implied representation or warranty with respect to SEAC or Sponsor, their assets or Liabilities, the businesses of SEAC or Sponsor or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of the Company and NewCo specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement.

(b)          SEAC and Sponsor. SEAC and Sponsor specifically acknowledge and agree to the Company’s disclaimer of any representations or warranties other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SEAC, Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SEAC, Sponsor, their Affiliates or representatives by any Target Company or any of their its Affiliates or representatives), other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement. SEAC specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. SEAC and Sponsor specifically acknowledge and agree that except for the representations and warranties set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Target Companies, their assets or Liabilities, the businesses of the Target Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. SEAC and Sponsor specifically disclaim that they are relying upon or have relied upon any representations or warranties other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

Section 8.17  Equitable Adjustments. If, during the Pre-Closing Period, the outstanding SEAC Shares or Founder Shares shall have been changed into a different number of shares or a different class, with the prior written consent of the Company or NewCo, as applicable, to the extent required by this Agreement, by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of SEAC Shares or Founder Shares will be appropriately adjusted to provide to the Pre-Closing Holders and SEAC Stockholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period, other than with respect to the Pre-Closing Reorganization, the outstanding shares of the Company or NewCo shall have been changed into a different number of shares or a different class, with the prior written consent of SEAC to the extent required by this Agreement, by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and SEAC Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:	/s/ Eric Grubman
Name:	Eric Grubman
Title:	Chairman of the Board and Chief Financial Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SGHC LIMITED

By:	/s/ Robert Dutnall
Name:	Robert Dutnall
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Robert Dutnall
Name:	Robert Dutnall
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPONSOR:

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:	/s/ Eric Grubman
Name:	Eric Grubman
Title:	Manager

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SUPER GROUP (SGHC) MERGER SUB, INC.

By:	/s/ Alinda Van Wyk
Name:	Alinda Van Wyk
Title:	President and Chief Financial Officer